Exhibit 4.20


CREDIT AGREEMENT

Dated as of July 31, 1998
among
NS GROUP, INC.,

BANK OF AMERICA NATIONAL TRUST
AND SAVINGS ASSOCIATION,
as Agent,

and

THE OTHER FINANCIAL INSTITUTIONS PARTY HERETO




        TABLE OF CONTENTS


                                              Page

ARTICLE I
DEFINITIONS. . . . . . . . . . . . . . . . . .     1
1.01    Certain Defined Terms. . . . . .           1
1.02    Other Interpretive Provisions. .          19
1.03    Accounting Principles. . . .   .          20

ARTICLE II

THE CREDITS. . . . . . . . . .   . . . . . . . .  20
2.01    Amounts and Terms of Commitments          20
2.02    Loan Accounts. . . . . . . .   . .        20
2.03    Procedure for Borrowing. . . . . .        21
2.04    Conversion and Continuation Elections.    22
2.05    Voluntary Termination or Reduction of
          Commitments. . . . . .                  23
2.06    Optional Prepayments . . . .    . . . . . 23
2.07    Mandatory Prepayments of Loans;
        Mandatory Commitment Reductions;
        Asset Dispositions  . . . . . . . . . . . 24
2.08    Repayment. . . . . . . . . . . .. . . . . 24
2.09    Interest . . . . . . . . . . . .. . . . . 24
2.10    Fees . . . . . . . . . . . . . .. . . . . 25
        (a)  Closing Fee . . . . . . . .. . . . . 25
        (b)  Agency Fee. . . . . . . . .. . . . . 26
        (c)  Commitment Fees . . . . . .. . . . . 26
2.11    Computation of Fees and Interest . .. . . 27
2.12    Payments by the Company. . . . . . . .. . 27
2.13    Letter of Credit Fees. . . . . . .  . . . 28
2.14    Letter of Credit Issuance Request. . . .. 28
2.15    Issuance of Letters of Credit. . . . .  . 29
2.16    Disbursements. . . . . . . . . . .. . . . 29
2.17    Reimbursement. . . . . . . . . . .. . . . 30
2.18    Deemed Disbursements . . . . . . . . . .. 30
2.19    Nature of Reimbursement Obligations.  . . 31
2.20    Payments by the Banks to the Agent . .. . 31
2.21    Sharing of Payments, Etc.. . . .. . . . . 32
2.22    Security and Guaranty. . . . . . . .  . . 33

ARTICLE III

TAXES, YIELD PROTECTION AND ILLEGALITY . .        33
3.01    Taxes. .. . . . . . . . . . .. . . . . .  33
3.02    Illegality .. . . . . . .. . . . . . . .  34
3.03    Increased Costs and Reduction of Return.  35
3.04    Funding Losses .. . . . . . . . . . . . . 36
3.05    Inability to Determine Rates. . . . . . . 36
3.06    Reserves on Offshore Rate Loans.    . . . 37
3.07    Certificates of Banks. .. . . . . . . . . 37
3.08    Substitution of Banks. . .. . . . . . . . 37
3.09    Survival . . . . . . . . . . . . . . . . 37

ARTICLE IV

CONDITIONS PRECEDENT . . . . . . . . . . . . . . 37
4.01    Conditions of Initial Loans and
        Letters of Credit. . .           . . . . 37
       (a)  Credit Agreement and Notes.. . . . . 37
       (b)  Resolutions; Incumbency. . . . . . . 38
       (c)  Organization Documents; Good
            Standing . . . . . . . . .         . 38
       (d)  Legal Opinions.. . . . . . . . . . . 38
       (e)  Payment of Fees . .. . . . . . . . . 38
       (f)  Collateral Documents. .. . . . . . . 38
       (g)  Insurance Policies. .. . . . . . . . 39
       (h)  Environmental Review.. . . . . . . . 39
       (i)  Certificate .. . . . . . . . . . . . 39
       (j)  Certain Senior Indebtedness .. . . . 40
       (k)  Financial Projections .. . . . . . . 40
       (l)  Other Documents . .. . . . . . . . . 40
4.02    Conditions to All Borrowings . . . . . . 40
       (a)  Notice of Borrowing or
            Conversion/Continuation  . . . . . . 40
       (b)  Continuation of Representations
             and Warranties          . . . . . . 40
       (c)  No Existing Default . . . .. . . . . 40
       (d)  No Future Advance Notice. .. . . . . 40

ARTICLE V

REPRESENTATIONS AND WARRANTIES . . . . . . . . . 41
5.01    Corporate Existence and Power. . . . . . 41
5.02    Corporate Authorization
         No Contravention. .. . . . .          . 41
5.03    Governmental Authorization . . . . . . . 41
5.04    Binding Effect . . . . . . . . . . . . . 42
5.05    Litigation .     . . . . . . . . . . . . 42
5.06    No Default . . . . . . . . . . . . . . . 42
5.07    ERISA Compliance . . . . . . . . . . . . 42
5.08    Use of Proceeds; Margin Regulations. . . 43
5.09    Title to Properties. . . . . . . . . . . 43
5.10    Taxes. . . . . . . . . . . . . . . . . . 43
5.11    Financial Condition. . . . . . . . . . . 43
5.12    Environmental Matters. . . . . . . . . . 44
5.13    Collateral Documents . . . . . . . . . . 45
5.14    Regulated Entities . . . . . . . . . . . 45
5.15    No Burdensome Restrictions . . . . . . . 45
5.16    Copyrights, Patents, Trademarks and
         Licenses, et                      . . . 45
5.17    Subsidiaries . . . . . . . . . . . . . . 45
5.18    Insurance. . . . . . . . . . . . . . . . 46
5.19    Solvency . . . . . . . . . .   . . . . . 46
5.20    Full Disclosure. . . . . . . . . . . . . 46

ARTICLE VI

AFFIRMATIVE COVENANTS. . . . . . . . . . . . . . 46
6.01    Financial Statements . . . . . . . . . . 46
6.02    Certificates; Other Information. . . . . 47
6.03    Notices. . . . . . . . . . .   . . . . . 48
6.04    Preservation of Corporate Existence, Et  49
6.05    Maintenance of Property. . . . . . . . . 49
6.06    Insurance. . . . . . . . . . . . . . . . 50
6.07    Payment of Obligations . . . . . . . . . 50
6.08    Compliance with Laws . . . . . . . . . . 50
6.09    Compliance with ERISA. . . . . . . . . . 50
6.10    Inspection of Property and Books
         and Records            . . . .. . . . . 51
6.11    Environmental Laws . . . . . . . . . . . 51
6.12    Use of Proceeds. . . . . . . . . . . . . 51
6.13    Further Assurances . . . . . . . . . . . 51

ARTICLE VII

NEGATIVE COVENANTS . . . . . . . . . . . . . . . 52
7.01    Limitation on Liens. . . . . . . . . . . 52
7.02    Disposition of Assets. . . . . . . . . . 54
7.03    Consolidations and Mergers . . . . . . . 54
7.04    Loans and Investments. . . . . . . . . . 55
7.05    Limitation on Indebtedness . . . . . . . 56
7.06    Transactions with Affiliates . . . . . . 56
7.07    Use of Proceeds. . . . . . . . . . . . . 56
7.08    Contingent Obligations . . . . . . . . . 56
7.09    Joint Ventures . . . . . . . . . . . . . 57
7.10    Lease Obligations. . . . . . . . . . . . 57
7.11    Restricted Payments. . . . . . . . . . . 57
7.12    ERISA. .   . . . . . . . . . . . . . . . 57
7.13    Capital Expenditures . . . . . . . . . . 57
7.14    Debt to Cash Flow Ratio. . . . . . . . . 58
7.15    Interest Coverage Ratio. .       . . . . 58
7.16    Working Capital Ratio.               . . 58
7.17    Minimum Adjusted Net Worth ... . . . . . 58
7.18    Change in Business . . . . . . . . . . . 58
7.19    Accounting Changes . . . . . . . . . . . 58

ARTICLE VIII

EVENTS OF DEFAULT. . . . . . . . . . . . . . . . 58
8.01    Event of Default . . . . . . . . . . . . 58
        (a)  Non-Payment . . . . . . . . . . . . 58
        (b)  Representation or Warranty. . . . . 58
        (c)  Specific Defaults . . . . . . . . . 59
        (d)  Other Defaults. . . . . . . . . . . 59
        (e)  Cross-Default . . . . . . . . . . . 59
        (f)  Insolvency; Voluntary Proceedings . 59
        (g)  Involuntary Proceedings . . . . .   60
        (h)  ERISA . . . . . . . . . . . . . . . 60
        (i)  Monetary Judgments. . . . . . . . . 60
       (j)  Non-Monetary Judgments. . . . . . . . 60
       (k)  Change of Control . . . . . . . . . . 60
       (l)  Loss of Licenses. . . . . . . . . . . 60
       (m)  Adverse Change. . . . . . . . . . . . 61
       (n)  Guarantor Defaults. . . . . . . . . . 61
       (o)  Collateral. . . . . . . . . . . . . . 61
8.02    Remedies . . . . . . . . . . . .  . . . . 61
8.03    Rights Not Exclusive . . . . . . . . . .. 62
8.04    Certain Financial Covenant Defaults. . .  62

ARTICLE IX

THE AGENT. . . . . . . . . . . . .  . . . . . . . 62
9.01    Appointment and Authorization; "Agent" .  62
9.02    Delegation of Duties . . . . . . . .  . . 63
9.03    Liability of Agent . . . . . . .. . . . . 63
9.04    Reliance by Agent. . . . . . . . . .. . . 63
9.05    Notice of Default. . . . . . . .. . . . . 64
9.06    Credit Decision. . . . . . . . .. . . . . 64
9.07    Indemnification of Agent . . . .. . . . . 65
9.08    Agent in Individual Capacity . . . . .. . 65
9.09    Successor Agent. . . . . . . . .. . . . . 65
9.10    Withholding Tax. . . . . . . .    . . . . 66
9.11    Collateral Matters . . . . . . . . . .. . 67

ARTICLE X

MISCELLANEOUS. . . . . . . . . . . . . . . . .  . 68
10.01   Amendments and Waivers . . . . .  . . . . 68
10.02   Notices. . .  . . . . . . . . . . . . . . 69
10.03   No Waiver; Cumulative Remedies . .. . . . 70
10.04   Costs and Expenses .. . . . . . . . . . . 70
10.05   Company Indemnification.. . . . . . . . . 70
10.06   Marshalling; Payments Set Aside. .. . . . 72
10.07   Successors and Assigns. . . . . . . . . . 72
10.08   Assignments, Participations, et.. . . . . 72
10.09   Confidentiality. .. . . . . . . . . . . . 74
10.10   Set-off. . . .. . . . . . . . . . . . . . 74
10.11   Automatic Debits of Fees. . . . . . . . . 74
10.12   Notification of Addresses,
        Lending Offices, Et . . . . . . . . . . . 75
10.13   Counterparts. . . . . . . . . . . . . . . 75
10.14   Severability .  . . . . . . . . . . . . . 75
10.15   No Third Parties Benefited .. . . . . . . 75
10.16   Governing Law and Jurisdiction  . . . . . 75
10.17   Waiver of Jury Trial .. . . . . . . . . . 76
10.18   Entire Agreement . .. . . . . . . . . . . 76

CREDIT AGREEMENT

      This CREDIT AGREEMENT is entered into as of July 31, 1998 , among NS GROUP, INC., a Kentucky corporation (the
"Company"), the several financial institutions from time to time party to this Agreement (collectively, the "Banks";
individually, a "Bank"), and Bank of America National Trust and Savings Association, as agent for the Banks.

      WHEREAS, the Banks have agreed to make available to the Company a secured revolving credit facility upon the terms and conditions set forth in this Agreement;

      NOW, THEREFORE, in consideration of the mutual agreements, provisions and covenants contained herein, the parties agree as follows:

ARTICLE I
DEFINITIONS

      1.01 Certain Defined Terms. The following terms have the following meanings:

            "Accounts Receivable" means any right of the Company and its Subsidiaries to payment for goods sold or leased or services rendered in the ordinary course of business, minus any bad debt or similar reserves, as determined on a consolidated basis in accordance with GAAP.

            "Acquisition" means any transaction or series of related transactions for the purpose of or resulting, directly or indirectly, in (a) the acquisition of all or substantially all of the assets of a Person, or of any business or division of a Person, (b) the acquisition of in excess of 50% of the capital stock, partnership interests, membership interests or equity of any Person, or otherwise causing any Person to become a Subsidiary, or (c) a merger or consolidation or any other combination with another Person (other than a Person that is a Subsidiary) provided that the Company or the Subsidiary is the surviving entity.

            "Adjusted Net Worth" means the consolidated shareholders' equity of the Company and its Subsidiaries
(which shall exclude any amount at which shares of the capital stock of the Company appear as treasury stock) as determined on a consolidated basis in accordance with GAAP.

            "Affiliate" means, as to any Person, any other Person which, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person. A Person shall be deemed to control another Person if the controlling Person possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of the other Person, whether through the ownership of voting securities, membership interests, by contract, or otherwise.

            "Agent" means BofA in its capacity as agent for the Banks hereunder, and any successor agent arising under
Section 9.09.

            "Agent-Related Persons" means BofA and any successor agent arising under Section 9.09, together with their respective Affiliates and the officers, directors, employees, agents and attorneys-in-fact of such Persons and Affiliates.

            "Agent's Payment Office" means the address for payments set forth on Schedule 10.02 or such other address as the Agent may from time to time specify.

            "Agreement" means this Credit Agreement.

            "Applicable Margin" means the percentage per annum specified below opposite the Pricing Ratio (which shall be calculated as of the end of the immediately preceding fiscal quarter for the four fiscal quarters ended on such date):

If the Pricing      Applicable Margin      Applicable
Ratio is            with respect to        Margin with
                    Base Rate Loans        respect to
                                           Offshore Rate
                                           Loans

greater than or
equal to 2.50          0.25%                 0.875%
greater than or
equal to 2.00 and
less than 2.50        0.125%                  0.75%

greater than or
equal to 1.50 and
less than 2.00        0.00%                   0.625%

greater than or
equal to 1.00 and
less than 1.50        0.00%                    0.50%

less than 1.00        0.00%                   0.375%


The Applicable Margin shall be determined as of the end of each fiscal quarter and shall be effective on the date that falls 45 days after the end of such fiscal quarter.

            "Assignee" has the meaning specified in
subsection 10.08(a).

            "Attorney Costs" means and includes all fees and disbursements of any law firm or other external counsel, the allocated cost of internal legal services and all disbursements of internal counsel.

            "Bank" has the meaning specified in the
introductory clause hereto.

            "Bankruptcy Code" means the Federal Bankruptcy
Reform Act of 1978 (11 U.S.C. 101, et seq.).

            "Base Rate" means, for any day, the higher of:
(a) 0.50% per annum above the latest Federal Funds Rate; and
(b) the rate of interest in effect for such day as publicly announced from time to time by BofA in San Francisco, California, as its "reference rate." (The "reference rate" is a rate set by BofA based upon various factors including BofA's costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate.) Any change in the reference rate announced by BofA shall take effect at the opening of business on the day specified in the public announcement of such change.

            "Base Rate Loan" means a Loan that bears interest based on the Base Rate.

            "BofA" means Bank of America National Trust and
Savings Association, a national banking association.

            "Borrowing" means a borrowing hereunder
consisting of Loans of the same Type made to the Company on the same day by the Banks under Article II, and, other than in the case of Base Rate Loans, having the same Interest
Period.

            "Borrowing Date" means any date on which a Borrowing occurs under Section 2.03.

            "Business Day" means any day other than a Saturday, Sunday or other day on which commercial banks in Cincinnati, New York City or San Francisco are authorized or required by law to close and, if the applicable Business Day relates to any Offshore Rate Loan, means such a day on which dealings are carried on in the applicable offshore dollar interbank market.

            "Capital Adequacy Regulation" means any
guideline, request or directive of any central bank or other
Governmental Authority, or any other law, rule or regulation, whether or not having the force of law, in each case, regarding capital adequacy of any bank or of any corporation controlling a bank.

            "Capital Expenditures" means, for any period and with respect to any Person,the aggregate of all expenditures by such Person and its Subsidiaries for the acquisition or leasing of fixed or capital assets or additions to equipment (including replacements, capitalized repairs and improvements during such period) which should be capitalized under GAAP on a consolidated balance sheet of such Person and its Subsidiaries, less net proceeds from sales of fixed or capital assets received by such Person or any of its Subsidiaries during such period. For the purpose of this definition, the purchase price of equipment which is purchased simultaneously with the trade-in of existing equipment owned by such Person or any of its Subsidiaries or with insurance proceeds shall be included in Capital Expenditures only to the extent of the gross amount of such purchase price less the credit granted by the seller of such equipment for such equipment being trade in at such time, or the amount of such proceeds, as the case may be.

                  "Capital Lease" means any leasing or
similar arrangement which, in accordance with GAAP, is classified as a capital lease.

            "Cash Equivalents" means:

            (a) securities issued or fully guaranteed or insured by the United States Government or any agency thereof and backed by the full faith and credit of the United States;
            (b) certificates of deposit, time deposits, Eurodollar time deposits, repurchase agreements, reverse repurchase agreements, or bankers' acceptances, issued by the Agent, or by any U.S. commercial bank or any branch or agency of a non-U.S. bank licensed to conduct business in the U.S. having combined capital and surplus of not less than $100,000,000 whose short term securities are rated at least A-2 by Standard & Poor's Corporation or P-2 by Moody's Investors Service, Inc.;

            (c) commercial paper of an issuer rated at least
A-2 by Standard & Poor's Corporation or P-2 by Moody's
Investor Service Inc.;

            (d) debt instruments rated better than CCC+ by Standard & Poor's Corporation or Moody's Investor Service
Inc.

            "CERCLA" has the meaning specified in the definition of "Environmental Laws."

            "Change of Control" means the acquisition by any Person or "group" (as defined in Section 13(d)(3) of the Exchange Act) of more than 50% of the Voting Stock of the Company, including any acquisition by merger or consolidation.

            "Closing Date" means the date on which all conditions precedent set forth in Section 4.01 are satisfied or waived by all Banks (or, in the case of subsection
4.01(e), waived by the Person entitled to receive such payment).

            "Code" means the Internal Revenue Code of 1986, and regulations promulgated thereunder.

            "Collateral" means all property and interests in property and proceeds thereof now owned or hereafter acquired by the Company in or upon which a Lien now or hereafter exists in favor of the Banks, or the Agent on behalf of the Banks, whether under this Agreement or under any other documents executed by any such Person and delivered to the Agent or the Banks.

            "Collateral Documents" means, collectively, (i) the Security Agreement, the Guaranty and all other security agreements, mortgages, deeds of trust, patent and trademark assignments, lease assignments, guarantees and other similar agreements between the Company (or, in the case of the Guaranty, the Guarantors) and the Banks or the Agents for the benefit of the Banks now or hereafter delivered to the Banks or the Agent pursuant to or in connection with the transactions contemplated hereby, and all financing statements (or comparable documents now or hereafter filed in accordance with the Uniform Commercial Code or comparable law) against the Company as debtor in favor of the Banks or the Agent for the benefit of the Banks as secured party, and
(ii) any amendments, supplements, modifications, renewals, replacements, consolidations, substitutions and extensions of any of the foregoing.

            "Commitment", as to each Bank, has the meaning specified in Section 2.01.

            "Compliance Certificate" means a certificate substantially in the form of Exhibit C.

            "Consolidated Debt" means, as of any date of determination, all Indebtedness for borrowed money of the Company and its Subsidiaries determined on a consolidated basis in accordance with GAAP.

            "Consolidated Net Interest Expense" means, for any period, gross consolidated interest expense for the period (including all commissions, discounts, fees and other charges in connection with standby letters of credit and similar instruments) for the Company and its Subsidiaries, plus (a) the portion of the up front costs and expenses for Rate Contracts (to the extent not included in gross interest expense) fairly allocated to such Rate Contracts as expenses for such period, less (b) interest income for that period and Rate Contracts payments received, all as determined in accordance with GAAP.

            "Consolidated Rental Expense" means, for any period, total expense of the Company and its Subsidiaries on a consolidated basis in accordance with GAAP with respect to all operating leases.

            "Contingent Obligation" means, as to any Person, any direct or indirect liability of that Person, whether or not contingent, with or without recourse, (a) with respect to any Indebtedness, lease, dividend, letter of credit or other obligation (the "primary obligations") of another Person (the "primary obligor"), including any obligation of that Person (i) to purchase, repurchase or otherwise acquire such primary obligations or any security therefor, (ii) to advance or provide funds for the payment or discharge of any such primary obligation, or to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency or any balance sheet item, level of income or financial condition of the primary obligor, (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation, or (iv) otherwise to assure or hold harmless the holder of any such primary obligation against loss in respect thereof (each, a "Guaranty Obligation"); (b) with respect to any Surety Instrument issued for the account of that Person or as to which that Person is otherwise liable for reimbursement of drawings or payments; or (c) to purchase any materials, supplies or other property from, or to obtain the services of, another Person if the relevant contract or other related document or obligation requires that payment for such materials, supplies or other property, or for such services, shall be made regardless of whether delivery of such materials, supplies or other property is ever made or tendered, or such services are ever performed or tendered. The amount of any Contingent Obligation shall, in the case of Guaranty Obligations, be deemed equal to the stated or determinable amount of the primary obligation in respect of which such Guaranty Obligation is made or, if not stated or if indeterminable, the maximum reasonably anticipated liability in respect thereof, and in the case of other Contingent Obligations, shall be equal to the maximum reasonably anticipated liability in respect thereof.

            "Contractual Obligation" means, as to any Person, any provision of any security issued by such Person or of any agreement, undertaking, contract, indenture, mortgage, deed of trust or other instrument, document or agreement to which such Person is a party or by which it or any of its property is bound.

            "Conversion/Continuation Date" means any date on which, under Section 2.04, the Company (a) converts Loans of one Type to another Type, or (b) continues as Loans of the same Type, but with a new Interest Period, Loans having Interest Periods expiring on such date.

            "Core Cash Balances" means, for any period, Total Cash Balances of the Company and its Subsidiaries at the end of such period, minus Funded Debt of the Company and its Subsidiaries at the end of such period, as determined on a consolidated basis in accordance with GAAP, provided that Core Cash Balances shall not be less than zero.

            "Current Liabilities" means, for any period, all current liabilities of the Company and its Subsidiaries at the end of such period as determined on a consolidated basis in accordance with GAAP.

            "Default" means any event or circumstance which, with the giving of notice, the lapse of time, or both, would (if not cured or otherwise remedied during such time) constitute an Event of Default.

            "Disbursement" has the meaning specified in
Section 2.19.

            "Disposition" means (i) the sale, lease, conveyance or other disposition of property, other than sales or other dispositions expressly permitted under subsection 7.02(a), 7.02(b) or 7.02(e) and (ii) the sale or transfer by the Company or any Subsidiary of the Company of any equity securities issued by any Subsidiary of the Company and held by such transferor Person other than a sale permitted under subsection 7.02(e).

            "Dollars", "dollars" and "$" each mean lawful money of the United States.

            "EBITDA" means, for any period, for the Company and its Subsidiaries on a consolidated basis, determined in accordance with GAAP, the sum of (a) net income (or net loss) for such period plus (b) all amounts treated as expenses for interest to the extent included in the determination of such net income (or loss), plus (c) all accrued taxes on or measured by income to the extent included in the determination of such net income (or loss) plus (d) all amounts treated as expenses for depreciation and the amortization of intangibles of any kind to the extent included in the determination of such net income (or loss), provided, however, that net income (or loss) shall be computed for these purposes without giving effect to extraordinary losses or extraordinary gains.

            "Eligible Assignee" means (a) a commercial bank organized under the laws of the United States, or any state thereof, and having a combined capital and surplus of at least $100,000,000; (b) a commercial bank organized under the laws of any other country which is a member of the Organization for Economic Cooperation and Development (the "OECD"), or a political subdivision of any such country, and having a combined capital and surplus of at least $100,000,000, provided that such bank is acting through a branch or agency located in the United States; and (c) a Person that is primarily engaged in the business of commercial banking and that is(i) a Subsidiary of a Bank,
(ii) a Subsidiary of a Person of which a Bank is a Subsidiary, or (iii) a Person of which a Bank is a Subsidiary.

            "Environmental Claims" means all claims, however asserted, by any Governmental Authority or other Person alleging potential liability or responsibility for violation of any Environmental Law, or for release or injury to the environment or threat to public health, personal injury (including sickness, disease or death), property damage, natural resources damage, or otherwise alleging liability or responsibility for damages (punitive or otherwise), cleanup, removal, remedial or response costs, restitution, civil or criminal penalties, injunctive relief, or other type of relief, resulting from or based upon the presence, placement, discharge, emission or release (including intentional and unintentional, negligent and non-negligent, sudden or non-sudden, accidental or non-accidental, placement, spills, leaks, discharges, emissions or releases) of any Hazardous Material.

            "Environmental Laws" means all federal, state or local laws, statutes, common law duties, rules, regulations, ordinances and codes, together with all administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authorities, in each case relating to environmental, health, safety and land use matters; including the Comprehensive Environmental Response, Compensation and Liability Act of 1980 ("CERCLA"), the Clean Air Act, the Federal Water Pollution Control Act of 1972, the Solid Waste Disposal Act, the Federal Resource Conservation and Recovery Act, the Toxic Substances Control Act, and the Emergency Planning and Community Right-to-Know Act.

            "ERISA" means the Employee Retirement Income
Security Act of 1974, and regulations promulgated thereunder.

            "ERISA Affiliate" means any trade or business (whether or not incorporated) under common control with the Company within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).

            "ERISA Event" means (a) a Reportable Event with respect to a Pension Plan; (b) a withdrawal by the Company or any ERISA Affiliate from a Pension Plan subject to
Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations which is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by the Company or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization; (d) the filing of a notice of intent to terminate, the treatment of a Plan amendment as a termination under Section 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Pension Plan or Multiemployer Plan; (e) an event or condition which might reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan; or (f) the imposition of any liability under Title IV of ERISA, other than PBGC premiums due but not delinquent under
Section 4007 of ERISA, upon the Company or any ERISA
Affiliate.

            "Estimated Remediation Costs" means all costs associated with performing work to remediate contamination of real property or groundwater, including engineering and other professional fees and expenses, costs to remove, transport and dispose of contaminated soil, costs to "cap" or otherwise contain contaminated soil, and costs to pump and treat water and monitor water quality.

            "Eurodollar Reserve Percentage" has the meaning specified in the definition of "Offshore Rate".

            "Event of Default" means any of the events or circumstances specified in Section 8.01.

            "Event of Loss" means, with respect to any property, any of the following:
      (a) any uninsured loss, destruction or damage of such property which could reasonably result in a Material Adverse Effect; (b) any pending or threatened institution of any proceedings for the condemnation or seizure of such property or for the exercise of any right of eminent domain which could reasonably result in a Material Adverse Effect; or (c) any actual condemnation, seizure or taking, by exercise of the power of eminent domain or otherwise, of such property, or confiscation of such property or the requisition of the use of such property which could reasonably result in a Material Adverse Effect.

            "Exchange Act" means the Securities Exchange Act of 1934, and regulations promulgated thereunder.

            "FDIC" means the Federal Deposit Insurance
Corporation, and any Governmental Authority succeeding to any of its principal functions.

            "Federal Funds Rate" means, for any day, the rate set forth in the weekly statistical release designated as H.15(519), or any successor publication, published by the Federal Reserve Bank of New York (including any such successor, "H.15(519)") on the preceding Business Day opposite the caption "Federal Funds (Effective)"; or, if for any relevant day such rate is not so published on any such preceding Business Day, the rate for such day will be the arithmetic mean as determined by the Agent of the rates for the last transaction in overnight Federal funds arranged prior to 9:00 a.m. (New York City time) on that day by each of three leading brokers of Federal funds transactions in New York City selected by the Agent.

            "FRB" means the Board of Governors of the Federal Reserve System, and any Governmental Authority succeeding to any of its principal functions.

            "Funded Debt" of any Person means, without duplication, (i) all obligations of such Person for or with respect to (including, without limitation, all fees, prepayment premiums actually payable, if any, costs or unpaid accrued interest) borrowed money or for the deferred purchase price of property or services (other than property or services purchased on ordinary trade terms therefor) which purchase price is payable over a period in excess of six months (in the event such purchase price exceeds $2.5 million) or one year (in the event such purchase price is equal to or less than $2.5 million) or is evidenced by a note, invoice or similar written instrument with a maturity in excess of six months (in the event such purchase price exceeds $2.5 million) or one year (in the event such purchase price is equal to or less than $2.5 million), (ii) all obligations of such Person created or arising under any conditional sale or other title retention agreements with respect to any property acquired by such Person and all obligations created or arising under such agreement even though the rights and remedies of the seller or lender thereunder are limited to repossession or sale of such property in the event of default; and (iii) all obligations of such Person under Capital Leases. "Funded Debt" with respect to the applicable period shall include all such obligations due and owing by any Person at the end of such period.

     "Further Taxes" means any and all present or future taxes, levies, assessments, imposts, duties, deductions, fees, withholdings or similar charges (including, without limitation, net income taxes and franchise taxes), and all liabilities with respect thereto, imposed by any jurisdiction on account of amounts payable or paid pursuant to Section 3.01.

            "GAAP" means generally accepted accounting principles set forth from time to time in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board (or agencies with similar functions of comparable stature and authority within the U.S. accounting profession), which are applicable to the circumstances as of the date of determination.

            "Governmental Authority" means any nation or government, any state or other political subdivision thereof, any central bank (or similar monetary or regulatory authority) thereof, any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, and any corporation or other entity owned or controlled, through stock or capital ownership or otherwise, by any of the foregoing.

            "Guarantor" means Newport Steel Corporation, a
Kentucky corporation, Koppel Steel Corporation, a
Pennsylvania corporation, Erlanger Tubular Corporation, an Oklahoma corporation, or Imperial Adhesives, Inc., an Ohio corporation (collectively, the "Guarantors").

            "Guaranty" means a guaranty, of even date herewith, executed by the Guarantors for the benefit of the Agent, as the same may hereafter be amended, restated, supplemented or otherwise modified from time to time.

            "Guaranty Obligation" has the meaning specified in the definition of "Contingent Obligation."

            "Hazardous Materials" means all those substances that are regulated by, or which may form the basis of liability under, any Environmental Law, including any substance identified under any Environmental Law as a pollutant, contaminant, hazardous waste, hazardous constituent, special waste, hazardous substance, hazardous material, or toxic substance, or petroleum or petroleum derived substance or waste.

            "Indebtedness" of any Person means, without duplication, (a) all indebtedness for borrowed money; (b) all obligations issued, undertaken or assumed as the deferred purchase price of property or services (other than trade payables entered into in the ordinary course of business on ordinary terms); (c) all non-contingent reimbursement or payment obligations with respect to Surety Instruments; (d) all obligations evidenced by notes, bonds, debentures or similar instruments, including obligations so evidenced incurred in connection with the acquisition of property, assets or businesses; (e) all indebtedness created or arising under any conditional sale or other title retention agreement, or incurred as financing, in either case with respect to property acquired by the Person (even though the rights and remedies of the seller or bank under such agreement in the event of default are limited to repossession or sale of such property); (f) all obligations with respect to capital leases; (g) all indebtedness referred to in clauses (a) through (f) above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien upon or in property (including accounts and contracts rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness; and (h) all Guaranty Obligations in respect of indebtedness or obligations of others of the kinds referred to in clauses (a) through (g) above. For all purposes of this Agreement, the Indebtedness of any Person shall include all recourse Indebtedness of any partnership or joint venture in which such Person is a general partner or a joint venturer.

            "Indemnified Liabilities" has the meaning specified in Section 10.05.

            "Indemnified Person" has the meaning specified in Section 10.05.

            "Independent Auditor" has the meaning specified in subsection 6.01(a).

            "Insolvency Proceeding" means, with respect to any Person, (a) any case, action or proceeding with respect to such Person before any court or other Governmental
Authority relating to bankruptcy, reorganization, insolvency, liquidation, receivership, dissolution, winding-up or relief of debtors, or (b) any general assignment for the benefit of creditors, composition, marshalling of assets for creditors, or other, similar arrangement in respect of its creditors generally or any substantial portion of its creditors; undertaken under U.S.
Federal, state or foreign law, including the Bankruptcy
Code.

            "Interest Payment Date" means, as to any Loan other than a Base Rate Loan, the last day of each Interest
Period applicable to such Loan and, as to any Base Rate
Loan, the last Business Day of each calendar quarter and each date such Loan is converted into another Type of Loan, provided, however, that if any Interest Period for an Offshore Rate Loan exceeds three months, the date that falls three months after the beginning of such Interest
Period and after each Interest Payment Date thereafter is also an Interest Payment Date.

            "Interest Period" means as to any Offshore Rate
Loan, the period commencing on the Borrowing Date of such Loan or on the Conversion/Continuation Date on which the Loan is converted into or continued as an Offshore Rate
Loan, and ending on the date one, two, three or six months thereafter as selected by the Company in its Notice of Borrowing or Notice of Conversion/Continuation;

      provided that:

                        (i)  if any Interest Period would
otherwise end on a day that is not a Business Day, that Interest Period shall be extended to the following
Business Day unless the result of such extension would be to carry such Interest Period into another calendar month, in which event such Interest Period shall end on the preceding Business Day;

                        (ii)  any Interest Period pertaining
to an Offshore Rate Loan that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last
Business Day of the calendar month at the end of such Interest Period; and

                        (iii)  no Interest Period for any
Loan shall extend beyond the Termination Date.

            "IRS" means the Internal Revenue Service, and any Governmental Authority succeeding to any of its principal functions under the Code.

            "Issuance Request" means a request and
certificate duly executed by the chief financial or appropriate Responsible Officer of the Company, such request and certificate to be substantially in the form of Exhibit
G.

            "Joint Venture" means a single-purpose
corporation, partnership, limited liability company, joint venture or other similar legal arrangement (whether created by contract or conducted through a separate legal entity) now or hereafter formed by the Company or any of its Subsidiaries with another Person in order to conduct a common venture or enterprise with such Person.

            "Lending Office" means, as to any Bank, the office or offices of such Bank specified as its "Lending
Office" or "Domestic Lending Office" or "Offshore Lending
Office", as the case may be, on Schedule 10.02, or such other office or offices as the Bank may from time to time notify the Company and the Agent.

            "Letter of Credit" has the meaning specified in
Section 2.14.

            "Letter of Credit Outstandings" means, on any date, an amount equal to the sum of (a) the then aggregate
Stated Amount of all applicable Letters of Credit, plus
(b) the then aggregate amount of all unpaid and outstanding
Reimbursement Obligations with respect to such Letters of Credit.

            "Lien" means any security interest, mortgage, deed of trust, pledge, hypothecation, assignment, charge or deposit arrangement, encumbrance, lien (statutory or other) or preferential arrangement of any kind or nature whatsoever in respect of any property (including those created by, arising under or evidenced by any conditional sale or other title retention agreement, the interest of a lessor under a capital lease, any financing lease having substantially the same economic effect as any of the foregoing, or the filing of any financing statement naming the owner of the asset to which such lien relates as debtor, under the Uniform Commercial Code or any comparable law) and any contingent or other agreement to provide any of the foregoing, but not including the interest of a lessor under an operating lease.

            "Loan" means an extension of credit by a Bank to the Company under Article II, and may be a Base Rate Loan or an Offshore Rate Loan (each, a "Type" of Loan).

            "Loan Documents" means this Agreement, the Notes, the Collateral Documents, and all other documents delivered to the Agent or any Bank in connection with the transactions contemplated by this Agreement.

            "Loan Year" means the twelve-month period beginning on the Closing Date, and each twelve-month period beginning on an anniversary date thereof, as applicable.

            "Majority Banks" means at any time Banks then holding in excess of 60% of the then aggregate unpaid principal amount of the Loans, or, if no such principal amount is then outstanding, Banks then having in excess of 60% of the Commitments.

            "Margin Stock" means "margin stock" as such term is defined in Regulation G, T, U or X of the FRB.

            "Material Adverse Effect" means a material adverse change in, or a material adverse effect upon, the operations, business, properties, condition (financial or otherwise) or prospects of the Company and its Subsidiaries taken as a whole.

            "Material Subsidiary" means, at any time, any Subsidiary having at such time either (i) total (gross) revenues for the preceding four fiscal quarter period in excess of $25,000,000 or (ii) total assets, as of the last day of the preceding fiscal quarter, having a net book value in excess of $25,000,000, in each case, based upon the Company's most recent annual or quarterly financial statements delivered to the Agent under Section 6.01.

            "Multiemployer Plan" means a "multiemployer plan", within the meaning of Section 4001(a)(3) of ERISA, to which the Company or any ERISA Affiliate makes, is making, or is obligated to make contributions or, during the preceding three calendar years, has made, or been obligated to make, contributions.

            "Net Issuance Proceeds" means, as to any issuance of debt or equity by any Person, cash proceeds and non-cash proceeds received or receivable by such Person in connection therewith, net of reasonable out-of-pocket costs and expenses paid or incurred in connection therewith in favor of any Person not an Affiliate of such Person, such costs and expenses not to exceed 5% of the gross proceeds of such issuance.

            "Net Proceeds" means, as to any Disposition by a Person, proceeds in cash, checks or other cash equivalent financial instruments as and when received by such Person, net of: (a) the direct costs relating to such Disposition,
(b) sale, use or other transaction taxes paid or payable by such Person as a direct result thereof, and (c) amounts required to be applied to repay principal, interest and prepayment premiums and penalties on Indebtedness secured by a Lien on the asset which is the subject of such Disposition. "Net Proceeds" shall also include proceeds paid on account of any Event of Loss, net of (i) all money actually applied to repair or reconstruct the damaged property or property affected by the condemnation or taking,
(ii) all of the costs and expenses reasonably incurred in connection with the collection of such proceeds, award or other payments, and (iii) any amounts retained by or paid to parties having superior rights to such proceeds, awards or other payments.

            "Non-Use Fee Rate" means the rate defined in
Section 2.10.

            "Note" means a promissory note executed by the Company in favor of a Bank pursuant to subsection 2.02(b), in substantially the form of Exhibit F.

            "Notice of Borrowing" means a notice in
substantially the form of Exhibit A.

            "Notice of Conversion/Continuation" means a notice in substantially the form of Exhibit B.

            "Obligations" means all advances, debts, liabilities, obligations, covenants and duties arising under any Loan Document owing by the Company to any Bank, the Agent, or any Indemnified Person, whether direct or indirect (including those acquired by assignment), absolute or contingent, due or to become due, now existing or hereafter arising.

            "Offshore Rate" means, for any Interest Period, with respect to Offshore Rate Loans comprising part of the same Borrowing, the rate of interest per annum (rounded upward to the next 1/16th of 1%) determined by the Agent as follows:

 Offshore Rate equals  IBOR divided by (1.00 minus
Eurodollar Reserve Percentage)

      Where,

            "Eurodollar Reserve Percentage" means for any day for any Interest Period the maximum reserve percentage
(expressed as a decimal, rounded upward to the next
1/100th of 1%) in effect on such day (whether or not applicable to any Bank) under regulations issued from time to time by the FRB for determining the maximum reserve requirement (including any emergency, supplemental or other marginal reserve requirement) with respect to Eurocurrency funding (currently referred to as "Eurocurrency liabilities"); and

           "IBOR" means the rate of interest per annum determined by the Agent as the rate at which dollar deposits in the approximate amount of BofA's Offshore Rate Loan for such Interest Period would be offered by BofA's Grand
Cayman Branch, Grand Cayman B.W.I. (or such other office as may be designated for such purpose by BofA), to major banks in the offshore dollar interbank market at their request at approximately 11:00 a.m. (New York City time) two Business Days prior to the commencement of such Interest Period.

                  The Offshore Rate shall be adjusted
automatically as to all Offshore Rate Loans then outstanding as of the effective date of any change in the Eurodollar
Reserve Percentage.

            "Offshore Rate Loan" means a Loan that bears interest based on the Offshore Rate.

            "Organization Documents" means, for any
corporation, the certificate or articles of incorporation, the bylaws, any certificate of determination or instrument relating to the rights of preferred shareholders of such corporation, any shareholder rights agreement, and all applicable resolutions of the board of directors (or any committee thereof) of such corporation.

            "Other Taxes" means any present or future stamp, court or documentary taxes or any other excise or property taxes, charges or similar levies which arise from any payment made hereunder or from the execution, delivery, performance, enforcement or registration of, or otherwise with respect to, this Agreement or any other Loan
Documents.

            "Participant" has the meaning specified in subsection 10.08(d).

            "PBGC" means the Pension Benefit Guaranty
Corporation, or any Governmental Authority succeeding to any of its principal functions under ERISA.

            "Pension Plan" means a pension plan (as defined in Section 3(2) of ERISA)subject to Title IV of ERISA which the Company sponsors, maintains, or to which it makes, is making, or is obligated to make contributions, or in the case of a multiple employer plan (as described in Section
4064(a) of ERISA) has made contributions at any time during the immediately preceding five (5) plan years.

            "Permitted Liens" has the meaning specified in
Section 7.01.

            "Person" means an individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture or Governmental Authority.

            "Plan" means an employee benefit plan (as defined in Section 3(3) of ERISA) which the Company sponsors or maintains or to which the Company makes, is making, or is obligated to make contributions and includes any Pension
Plan.

            "Pricing Ratio" means, with respect to the applicable period of four consecutive fiscal quarters for the Company and its Subsidiaries as determined on a consolidated basis in accordance with GAAP, the ratio of (a) Funded Debt at the end of such period, minus Core
Cash Balances at the end of such period, to (b) EBITDA for that period.

            "Pro Rata Share" means, as to any Bank at any time, the percentage equivalent (expressed as a decimal, rounded to the ninth decimal place) at such time of such Bank's Commitment divided by the combined Commitments of all Banks.

            "Rate Contracts" means swap agreements (as such term is defined in Section 101 of the Bankruptcy Code), cap agreements and any other agreements or arrangements designed to provide protection against fluctuations in interest or currency exchange rates.

            "Reimbursement Obligation" has the meaning specified in Section 2.17.

            "Replacement Bank" has the meaning specified in
Section 3.08.

            "Reportable Event" means, any of the events set forth in Section 4043(b) of ERISA or the regulations thereunder, other than any such event for which the 30-day notice requirement under ERISA has been waived in regulations issued by the PBGC.

            "Requirement of Law" means, as to any Person, any law (statutory or common), treaty, rule or regulation or determination of an arbitrator or of a Governmental Authority, in each case applicable to or binding upon the Person or any of its property or to which the Person or any of its property is subject.

            "Responsible Officer" means the chief executive officer, the president or the chief financial officer of the Company, or any other officer having substantially the same authority and responsibility; or, with respect to compliance with financial covenants, the chief financial officer or the treasurer of the Company, or any other officer having substantially the same authority and responsibility.

            "SEC" means the Securities and Exchange
Commission, or any Governmental Authority succeeding to any of its principal functions.

            "Security Agreement" means the Security
Agreement, of even date herewith, between the Company and the Agent.

            "Senior Indebtedness" means, for any period, the Obligations and all Indebtedness owed to any Person at the end of such period.

            "Solvent" means, as to any Person at any time, that (a) the fair value of the property of such Person is greater than the amount of such Person's liabilities (including disputed, contingent and unliquidated liabilities) as such value is established and liabilities evaluated for purposes of Section 101(31) of the Bankruptcy Code and, in the alternative, for purposes of the Illinois Uniform Fraudulent Transfer Act; (b) the present fair saleable value of the property of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured; (c) such Person is able to realize upon its property and pay its debts and other liabilities (including disputed, contingent and unliquidated liabilities) as they mature in the normal course of business; (d) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person's ability to pay as such debts and liabilities mature; and (e) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person's property would constitute unreasonably small capital.

            "Stated Amount" of any Letter of Credit means, from time to time and at any time, the total amount then available to be drawn under such Letter of Credit.
"Stated Expiry Date" means, with respect to any Letter of Credit, the relevant expiry date for such Letter of Credit in accordance with Section 2.14.

            "Subsidiary" of a Person means any corporation, association, partnership, limited liability company, joint venture or other business entity of which more than 50% of the voting stock, membership interests or other equity interests (in the case of Persons other than corporations), is owned or controlled directly or indirectly by the Person, or one or more of the Subsidiaries of the Person, or a combination thereof. Unless the context otherwise clearly requires, references herein to a "Subsidiary" refer to a Subsidiary of the Company.

            "Surety Instruments" means all letters of credit
(including standby and commercial), banker's acceptances, bank guaranties, shipside bonds, surety bonds and similar instruments.

            "Taxes" means any and all present or future taxes, levies, assessments, imposts, duties, deductions, fees, withholdings or similar charges, and all liabilities with respect thereto, excluding, in the case of each Bank and the Agent, respectively, taxes imposed on or measured by its net income by the jurisdiction (or any political subdivision thereof) under the laws of which such Bank or the Agent, as the case may be, is organized or maintains a lending office.

            "Termination Date" means the earlier to occur of:

                  (a)   July 31, 2003; and

                  (b)   the date on which the Commitments
terminate in accordance with the provisions of this Agreement.

            "Total Cash Balances" means, for any period, all cash and Cash Equivalents of the Company and its Subsidiaries at the end of such period as determined on a consolidated basis in accordance with GAAP.

            "Type" has the meaning specified in the
definition of "Loan."

            "UCC" means the Uniform Commercial Code as in effect in the State of Illinois.

            "Unfunded Pension Liability" means the excess of a Plan's benefit liabilities under Section 4001(a)(16) of ERISA, over the current value of that Plan's assets, determined in accordance with the assumptions used for funding the Pension Plan pursuant to Section 412 of the Code for the applicable plan year.

            "United States" and "U.S." each means the United
States of America.

            "Voting Stock" means the shares of capital stock or other securities of the Company entitled to vote generally in the election of directors of the Company.

            "Wholly-Owned Subsidiary" means any corporation in which (other than directors' qualifying shares required by law) 100% of the capital stock of each class having ordinary voting power, and 100% of the capital stock of every other class, in each case, at the time as of which any determination is being made, is owned, beneficially and of record, by the Company, or by one or more of the other Wholly-Owned Subsidiaries, or both.

      1.02  Other Interpretive Provisions.

            (a) The meanings of defined terms are equally applicable to the singular and plural forms of the defined terms.

            (b) The words "hereof", "herein", "hereunder" and similar words refer to this Agreement as a whole and not to any particular provision of this Agreement; and subsection, Section, Schedule and Exhibit references are to this Agreement unless otherwise specified.

            (c)   (i)   The term "documents" includes any
and all instruments, documents, agreements, certificates, indentures, notices and other writings, however evidenced.

                  (ii)  The term "including" is not limiting
and means "including  without limitation."

                  (iii) In the computation of periods of
time from a specified date to a later specified date, the word "from" means "from and including"; the words "to" and "until" each mean "to but excluding", and the word
"through" means "to and including."

                  (iv)  The term "property" includes any
kind of property or asset, real, personal or mixed, tangible or intangible.

            (d)   Unless otherwise expressly provided
herein, (i) references to agreements (including this Agreement) and other contractual instruments shall be deemed to include all subsequent amendments and other modifications thereto, but only to the extent such amendments and other modifications are not prohibited by the terms of any Loan Document, and (ii) references to any statute or regulation are to be construed as including all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting the statute or regulation.

            (e)   The captions and headings of this
Agreement are for convenience of reference only and shall not affect the interpretation of this Agreement.

            (f) This Agreement and other Loan Documents may use several different limitations, tests or measurements to regulate the same or similar matters. All such limitations, tests and measurements are cumulative and shall each be performed in accordance with their terms. Unless otherwise expressly provided, any reference to any action of the Agent or the Banks by way of consent, approval or waiver shall be deemed modified by the phrase "in its/their sole discretion."

            (g)   This Agreement and the other Loan
Documents are the result of negotiations among and have been reviewed by counsel to the Agent, the Company and the other parties, and are the products of all parties.
Accordingly, they shall not be construed against the Banks or the Agent merely because of the Agent's or Banks' involvement in their preparation.

      1.03  Accounting Principles.

            (a)   Unless the context otherwise clearly
requires, all accounting terms not expressly defined herein shall be construed, and all financial computations required under this Agreement shall be made, in accordance with GAAP, consistently applied.

            (b)   References herein to "fiscal year" and
"fiscal quarter" refer to such fiscal periods of the Company.

ARTICLE II

THE CREDITS

      2.01  Amounts and Terms of Commitments.   Each Bank
severally agrees, on the terms and conditions set forth herein, to (i) make loans to the Company (each such loan, a "Loan") from time to time on any Business Day during the period from the Closing Date to the Termination Date, and
(ii) purchase from the Agent a participation in the Letters of Credit and make Disbursements in accordance with this
Article II, in an aggregate amount not to exceed at any time outstanding, the amount set forth on Schedule 2.01 (such amount as the same may be reduced under Section 2.05 or as a result of one or more assignments under Section 10.08, the Bank's "Commitment"); provided, however, that, after giving effect to any Borrowing of Loans or issuance of any Letter of Credit, the aggregate principal amount of all outstanding Loans plus the then aggregate amount of all Letter of Credit Outstandings shall not at any time exceed the combined Commitments; provided, however, that the Agent shall not be required to issue any Letter of Credit if, after giving effect thereto, the Letter of Credit Outstandings would exceed $30,000,000. Within the limits of each Bank's Commitment, and subject to the other terms and conditions hereof, the Company may borrow under this Section 2.01, prepay under Section 2.06 and reborrow under this Section
2.01. Subject to the terms hereof, the Company may from time to time request the issuance of Letters of Credit, allow Letters of Credit to expire undrawn or, if drawn upon, repay Reimbursement Obligations relative thereto and request the issuance of new Letters of Credit.

      2.02  Loan Accounts.

            (a)   The Loans made by each Bank shall be
evidenced by one or more loan accounts or records maintained by such Bank in the ordinary course of business. The loan accounts or records maintained by the Agent and each Bank shall be conclusive absent manifest error of the amount of the Loans made by the Banks to the Company and the interest and payments thereon. Any failure so to record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Company hereunder to pay any amount owing with respect to the Loans.

            (b) Upon the request of any Bank made through the Agent, the Loans made by such Bank may be evidenced by one or more Notes, instead of or in addition to loan accounts. Each such Bank shall endorse on the schedules annexed to its Note(s) the date, amount and maturity of each Loan made by it and the amount of each payment of principal made by the Company with respect thereto. Each such Bank is irrevocably authorized by the Company to endorse its Note(s) and each Bank's record shall be conclusive absent manifest error; provided, however, that the failure of a Bank to make, or an error in making, a notation thereon with respect to any Loan shall not limit or otherwise affect the obligations of the Company hereunder or under any such Note to such Bank.

      2.03  Procedure for Borrowing.

            (a)   Each Borrowing shall be made upon the
Company's irrevocable written notice delivered to the Agent in the form of a Notice of Borrowing (which notice must be received by the Agent prior to 9:00 a.m. (Chicago time) (i) three Business Days prior to the requested Borrowing Date, in the case of Offshore Rate Loans; and (ii) one Business
Day prior to the requested Borrowing Date, in the case of Base Rate Loans, specifying:

                        (A)   the amount of the Borrowing,
which shall be in an aggregate minimum amount of $500,000 or any multiple of $100,000 in excess thereof;

                        (B)   the requested Borrowing Date,
which shall be a Business Day;

                        (C)   the Type of Loans comprising
the Borrowing; and

                        (D)   the duration of the Interest
Period applicable to such Loans included in such notice. If the Notice of Borrowing fails to specify the duration of the Interest Period for any Borrowing comprised of Offshore Rate Loans, such Interest Period shall be three months.

provided, however, that with respect to the Borrowing to be made on the Closing Date, the Notice of Borrowing shall be delivered to the Agent not later than 12:00 p.m. (Chicago time) on the Closing Date and such Borrowing will consist of Base Rate Loans only.

            (b) The Agent will promptly notify each Bank of its receipt of any Notice of Borrowing and of the amount of such Bank's Pro Rata Share of that Borrowing.

            (c) Each Bank will make the amount of its Pro Rata Share of each Borrowing available to the Agent for the account of the Company at the Agent's Payment Office by 11:00 a.m. (Chicago time) on the Borrowing Date requested by the Company in funds immediately available to the Agent.
The proceeds of all such Loans will then be made available to the Company by the Agent by wire transfer in accordance with written instructions provided to the Agent by the Company of like funds as received by the Agent.

            (d)   After giving effect to any Borrowing,
unless the Agent shall otherwise consent, there may not be more than six different Interest Periods in effect.

      2.04  Conversion and Continuation Elections.

            (a) The Company may, upon irrevocable written notice to the Agent in accordance with subsection 2.04(b):

                  (i)   elect, as of any Business Day, in
the case of Base Rate Loans, or as of the last day of the applicable Interest Period, in the case of any other Type of Loans, to convert any such Loans (or any part thereof in an amount not less than $500,000, or that is in an integral multiple of $100,000 in excess thereof) into Loans of any other Type; or

                  (ii)  elect, as of the last day of the
applicable Interest Period, to continue any Loans having
Interest Periods expiring on such day (or any part thereof in an amount not less than $500,000, or that is in an integral multiple of $100,000 in excess thereof);

provided, that if at any time the aggregate amount of Offshore Rate Loans in respect of any Borrowing is reduced, by payment, prepayment, or conversion of part thereof to be less than $500,000, such Offshore Rate Loans shall automatically convert into Base Rate Loans, and on and after such date the right of the Company to continue such Loans as, and convert such Loans into, Offshore Rate Loans shall terminate.

            (b)   The Company shall deliver a Notice of
Conversion/Continuation to be received by the Agent not later than 9:00 a.m. (Chicago time) at least (i) two Business Days in advance of the Conversion/Continuation Date, if the Loans are to be converted into or continued as Offshore Rate Loans; and (ii) one Business Day in advance of the Conversion/Continuation Date, if the Loans are to be converted into Base Rate Loans, specifying:

                        (A)   the proposed
Conversion/Continuation Date;

                        (B)   the aggregate amount of Loans
to be converted or  continued;

                        (C)   the Type of Loans resulting
from the proposed conversion or continuation; and

                        (D)   other than in the case of
conversions into Base Rate Loans, the duration of the requested Interest Period.

            (c)   If upon the expiration of any Interest
Period applicable to Offshore Rate Loans, the Company has failed to select timely a new Interest Period to be applicable to such Offshore Rate Loans, or if any Default or Event of Default then exists, the Company shall be deemed to have elected to convert such Offshore Rate Loans into Base Rate Loans effective as of the expiration date of such Interest Period.

            (d) The Agent will promptly notify each Bank of its receipt of a Notice of Conversion/Continuation, or, if no timely notice is provided by the Company, the Agent will promptly notify each Bank of the details of any automatic conversion. All conversions and continuations shall be made ratably according to the respective outstanding principal amounts of the Loans with respect to which the notice was given held by each Bank.

            (e)   Unless the Majority Banks otherwise
consent, during the existence of a Default or Event of Default, the Company may not elect to have a Loan converted into or continued as an Offshore Rate Loan.

            (f) After giving effect to any conversion or continuation of Loans, unless the Agent shall otherwise consent, there may not be more than six different Interest
Periods in effect.

      2.05  Voluntary Termination or Reduction of
Commitments.  The Company may, upon not less than five
Business Days' prior notice to the Agent, terminate the Commitments, or permanently reduce the Commitments by an aggregate minimum amount of $10,000,000 or any multiple of $1,000,000 in excess thereof; unless, after giving effect thereto and to any prepayments of Loans made on the effective date thereof, the then-outstanding principal amount of the Loans plus the aggregate amount of all Letter of Credit Outstandings would exceed the amount of the combined Commitments then in effect. Once reduced in accordance with this Section, the Commitments may not be increased. Any reduction of the Commitments shall be applied to each Bank according to its Pro Rata Share. All accrued commitment fees to, but not including the effective date of any reduction or termination of Commitments, shall be paid on the effective date of such reduction or termination.

      2.06 Optional Prepayments. Subject to Section 3.04, the Company may, at any time or from time to time, on any Business Day, ratably prepay Loans in whole or in part, in minimum amounts of $500,000 or any multiple of $100,000 in excess thereof. The Agent will promptly notify each Bank of such Bank's Pro Rata Share of such prepayment.

      2.07  Mandatory Prepayments of Loans; Mandatory
Commitment Reductions; Asset Dispositions.

            (a) If the Company or any Subsidiary shall at any time or from time to time make or agree to make a Disposition, or shall suffer an Event of Loss, then (i) the Company shall promptly notify the Agent of such proposed Disposition or Event of Loss (including the amount of the estimated Net Proceeds to be received by the Company or such Subsidiary in respect thereof) and (ii) promptly upon, and in no event later than 30 days after, receipt by the Company or the Subsidiary of the Net Proceeds of such Disposition or Event of Loss, the Company shall prepay Loans in an aggregate amount equal to the amount of such Net Proceeds.

            (b)   General.  Any prepayments pursuant to this
Section 2.07 shall be applied first to any Base Rate Loans then outstanding and then to Offshore Rate Loans with the shortest Interest Periods remaining; provided, however, that if the amount of Base Rate Loans then outstanding is not sufficient to satisfy the entire prepayment requirement, the Company may, at its option, place any amounts which it would otherwise be required to use to prepay Offshore Rate Loans on a day other than the last day of the Interest Period therefor in an interest-bearing account pledged to the Agent for the benefit of the Banks until the end of such Interest Period at which time such pledged amounts will be applied to prepay such Offshore Rate Loans. The Company shall pay, together with each prepayment under this Section 2.07, accrued interest on the amount prepaid and any amounts required pursuant to Section 3.04.

            (c) Reduction of Commitment. Upon the making of any mandatory prepayment under this Section 2.07, the Commitment of each Bank shall automatically be reduced by an amount equal to such Bank's ratable share of the aggregate of principal repaid, effective as of the earlier of the date that such prepayment is made or the date by which such prepayment is due and payable hereunder. All accrued commitment fees to, but not including the effective date of any reduction or termination of Commitments, shall be paid on the effective date of such reduction or termination.

      2.08  Repayment.   The Company shall repay to the
Banks on the Termination Date the aggregate principal amount of Loans outstanding on such date.

      2.09  Interest.

            (a)   Each Loan shall bear interest on the
outstanding principal amount thereof from the applicable Borrowing Date at a rate per annum equal to the Offshore Rate or the Base Rate, as the case may be (and subject to the Company's right to convert to other Types of Loans under
Section 2.04), plus the Applicable Margin. Each Reimbursement Obligation shall bear interest from the date such Reimbursement Obligation is to be paid pursuant to
Section 2.16 at a rate per annum equal to the Base Rate plus the Applicable Margin.

            (b)   Interest on each Loan shall be paid in
arrears on each Interest Payment Date. Interest shall also be paid on the date of any prepayment of Loans under Section
2.06 or 2.07 for the portion of the Loans so prepaid and upon payment (including prepayment) in full thereof and, during the existence of any Event of Default, interest shall be paid on demand of the Agent at the request or with the consent of the Majority Banks. Interest accrued on the principal amount of each Reimbursement Obligation after the date such amount is due and payable (whether pursuant to Section 2.16 or otherwise) shall be payable upon demand.

            (c)   Notwithstanding subsection (a) of this
Section, while any Event of Default exists or after acceleration, the Company shall pay interest (after as well as before entry of judgment thereon to the extent permitted by law) on the principal amount of all outstanding Obligations, at a rate per annum which is determined by adding 3% per annum to the Applicable Margin then in effect for such Loans and, in the case of Obligations not subject to an Applicable Margin, at a rate per annum equal to the Base Rate plus 3%; provided, however, that, on and after the expiration of any Interest Period applicable to any Offshore Rate Loan outstanding on the date of occurrence of such Event of Default or acceleration, the principal amount of such Loan shall, during the continuation of such Event of Default or after acceleration, bear interest at a rate per annum equal to the Base Rate plus 3%.

            (d)   Notwithstanding subsection (a) of this
Section, if any amount of principal of or interest on any Loan or Reimbursement Obligation, or any other amount payable hereunder or under any other Loan Document is not paid in full when due (whether at stated maturity, by acceleration, demand or otherwise), the Company agrees to pay interest on such unpaid principal or other amount, from the date such amount becomes due until the date such amount is paid in full, and after as well as before any entry of judgment thereon to the extent permitted by law, payable on demand, at a fluctuating rate per annum equal to the Base Rate plus 3%.

            (e)   Anything herein to the contrary
notwithstanding, the obligations of the Company to any Bank hereunder shall be subject to the limitation that payments of interest shall not be required for any period for which interest is computed hereunder, to the extent (but only to the extent) that contracting for or receiving such payment by such Bank would be contrary to the provisions of any law applicable to such Bank limiting the highest rate of interest that may be lawfully contracted for, charged or received by such Bank, and in such event the Company shall pay such Bank interest at the highest rate permitted by applicable law.

      2.10  Fees.

            (a)   Closing Fee.  On the Closing Date, the
Company shall pay to the Agent for the account of each Bank a closing fee in the amount of $10,000.

            (b)   Agency Fee.  The Company shall pay an
annual agency fee to the Agent for the Agent's own account in the amount of $10,000 in the event that any one or more financial institutions other than BofA becomes a "Bank" for purposes of this Agreement as of the Closing Date or pursuant to Section 10.08. Such agency fee shall be due and payable on the date the first such other financial institution becomes a "Bank" for purposes of this Agreement and on each anniversary date thereof while there remains one or more "Banks" other than BofA through the Termination Date.

            (c) Commitment Fees. The Company shall pay to the Agent for the account of each Bank a commitment fee equal to the Non-Use Fee Rate multiplied by the average daily unused portion of such Bank's Commitment, computed on a quarterly basis in arrears on the last Business Day of each calendar quarter based upon the daily utilization for that quarter as calculated by the Agent. For purposes of calculating the "unused portion" of each Bank's Commitment pursuant to this Section 2.10, Letter of Credit Outstandings shall be included as a usage of the Commitment. The "Non-Use Fee Rate" means the percentage per annum specified below opposite the Pricing Ratio (which shall be calculated as of the end of the immediately preceding fiscal quarter for the four fiscal quarters ended on such date):

      If the Pricing

        Ratio is                    Non-Use Fee Rate

        greater than or
        equal to 2.50                  0.25%
        greater than or
        equal to 2.00 and
        less than 2.50                 0.225%
        greater than or
        equal to 1.50 and
        less than 2.00                  0.20%
        greater than or
        equal to 1.00 and
        less than 1.50                  0.175%
        less than 1.00                  0.15%


The Non-Use Fee Rate shall be determined as of the end of each fiscal quarter and shall be effective on the date that falls 45 days after the end of such fiscal quarter. Such commitment fee shall accrue from the Closing Date to the Termination Date and shall be due and payable quarterly in arrears on the last Business Day of each March, June, September and December commencing on September 30, 1998, through the Termination Date (each a "Quarterly Payment Date"), with the final payment to be made on the Termination Date; provided that, in connection with any reduction or termination of Commitments under Section 2.05 or Section 2.07, the accrued commitment fee calculated for the period ending on such date shall also be paid on the date of such reduction or termination, with the following quarterly payment being calculated on the basis of the period from such reduction or termination date to such quarterly payment date. The commitment fees provided in this subsection shall accrue at all times after the above-mentioned commencement date, including at any time during which one or more conditions in Article IV are not met.



      2.11  Computation of Fees and Interest.

            (a) All computations of interest for Base Rate Loans when the Base Rate is determined by BofA's "reference rate" shall be made on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed. All other computations of fees and interest shall be made on the basis of a 360-day year and actual days elapsed (which results in more interest being paid than if computed on the basis of a 365-day year). Interest and fees shall accrue during each period during which interest or such fees are computed from the first day thereof to the last day thereof.

            (b) Each determination of an interest rate by the Agent shall be conclusive and binding on the Company and the Banks in the absence of manifest error. The Agent will, at the request of the Company or any Bank, deliver to the Company or the Bank, as the case may be, a statement showing the quotations used by the Agent in determining any interest rate and the resulting interest rate.

      2.12  Payments by the Company.

            (a)   All payments to be made by the Company
shall be made without set-off, recoupment or counterclaim. Except as otherwise expressly provided herein, all payments by the Company shall be made to the Agent for the account of the Banks at the Agent's Payment Office, and shall be made in dollars and in immediately available funds, no later than 12:00 p.m. (Chicago time) on the date specified herein. The Agent will promptly distribute to each Bank its Pro Rata Share (or other applicable share as expressly provided herein) of such payment in like funds as received. Any payment received by the Agent later than 12:00 p.m. (Chicago time) shall be deemed to have been received on the following Business Day and any applicable interest or fee shall continue to accrue.

            (b) Subject to the provisions set forth in the definition of "Interest Period" herein, whenever any payment is due on a day other than a Business Day, such payment shall be made on the following Business Day, and such extension of time shall in such case be included in the computation of interest or fees, as the case may be.

            (c) Unless the Agent receives notice from the Company prior to the date on which any payment is due to the Banks that the Company will not make such payment in full as and when required, the Agent may assume that the Company has made such payment in full to the Agent on such date in immediately available funds and the Agent may (but shall not be so required), in reliance upon such assumption, distribute to each Bank on such due date an amount equal to the amount then due such Bank. If and to the extent the Company has not made such payment in full to the Agent, each Bank shall repay to the Agent on demand such amount distributed to such Bank, together with interest thereon at the Federal Funds Rate for each day from the date such amount is distributed to such Bank until the date repaid.

      2.13 Letter of Credit Fees. The Company agrees to pay to the Agent for the account of each Bank,

         (a)   with respect to each Letter of Credit a
credit fee equal to the Applicable Margin for Loans which are Offshore Rate Loans per annum, on or prior to the date which is two days after the Company's receipt of an invoice from the Agent for the period ending on each Quarterly Payment Date following the issuance date for such Letter of Credit, during the period from the later of

                  (w)   the Closing Date,

                  (x)   the issuance date of such Letter of
Credit, and

                  (y)   the next preceding Quarterly Payment
Date

to (but, in the case of the Stated Expiry Date thereof, including) the earliest of

                  (A)   such Quarterly Payment Date,

                  (B)   the Disbursement Date of such Letter
of Credit, and

                  (C)   the Stated Expiry Date of such
Letter of Credit; and

            (b) for the account of the Agent, upon demand from time to time, all customary fees and administrative expenses of the Agent as set forth in the Agent's published schedule of such fees and expenses then in effect which are charged or incurred from time to time in connection with the issuance, maintenance, modification (if any), negotiation and administration of each Letter of Credit.

      2.14  Letter of Credit Issuance Request.  By
delivering an Issuance Request to the Agent at or before 10:00 a.m., Chicago time, on any Business Day, the Company may request, prior to the Termination Date, on not less than two Business Days' notice (or such lesser number of Business Days' notice as the Agent may consent to in its sole discretion), that Agent issue, on any such Business Day on or after the Closing Date (if such date is prior to the Termination Date), an irrevocable letter of credit in such form as may be requested by the Company and reasonably approved by the Company (a "Letter of Credit"), solely as required by the Company in the ordinary course of business. The Company shall deliver each Issuance Request to the Agent by either (1) delivering or telecopying to the Agent an Issuance Request or (2) giving telephonic notice thereof to the Agent, in each case at or before 10:00 a.m., Chicago time, and, in the case of any such telephonic notice, promptly confirming such notice by delivering or telecopying an Issuance Request therefor, signed by a Responsible Officer of the Company, to the Agent, on any Business Day. Each Letter of Credit shall by its terms:

            (i) be issued in a Stated Amount which, when added to the then aggregate amount of Letter of Credit
Outstandings, would not exceed $30,000,000; and

            (ii)  be stated to expire on a date no later
than the earlier of

                  (A)   30 days prior to the Termination
Date, and

                  (B)   the first anniversary of the date of
issuance of such Letter of Credit.

      2.15  Issuance of Letters of Credit.

      (a) Subject to the terms and conditions of this Agreement (including Article IV), the Agent shall issue a Letter of Credit in accordance with the Issuance Request made therefor. Prior to the issuance of any Letter of Credit, the Company shall have properly completed all of the Agent's required standard letter of credit documentation.
If the Company so requests in its Issuance Request, the Agent will deliver to the beneficiary under such Letter of Credit the original of any Letter of Credit which it issues hereunder. If the Company does not so request, the Agent will make available to the beneficiary thereunder the original of any Letter of Credit which it issues hereunder.

      (b) Immediately upon the issuance of each Letter of Credit, each Bank shall be deemed to, and hereby agrees to, have irrevocably purchased from the Agent a participation in such Letter of Credit and agreed to make Disbursements in connection therewith in an amount equal to such Bank's Pro Rata Share of the maximum amount which is or at any time may become available to be drawn thereunder.

      2.16  Disbursements.

      (a) The Agent will notify the Company promptly of each demand or presentment for payment under any Letter of Credit issued by the Agent, together with notice of the date (the "Disbursement Date") on which such payment shall be made. Subject to the terms and provisions of such Letter of Credit and this Agreement, the Agent shall make such payment to the beneficiary (or its designee) of such Letter of Credit (a "Disbursement"). Prior to 10:00 a.m., Chicago time, on the first Business Day following the Disbursement Date, the Company will reimburse the Agent and the Banks for all amounts which the Agent and the Banks have disbursed under such Letter of Credit, together with interest thereon, prior to an Event of Default, at a rate per annum equal to the Base Rate plus the Applicable Margin, from time to time in effect for the period from the Disbursement Date to the date of such reimbursement.

      (b) The Agent shall notify the Borrower of any Disbursement under a Letter of Credit as promptly as practicable after such Disbursement is made, and the Borrower shall, immediately after receipt of such notice, to the extent that the Borrower is permitted to borrow Loans under the terms of this Agreement, (A) in the case of a Borrowing of Loans in an aggregate amount less than $100,000, be deemed to have submitted a Notice of Borrowing for Loans, and (B) in the case of a Borrowing of Loans in an amount equal to or greater than $100,000 submit a Notice of Borrowing for Loans, in amounts necessary to repay the amounts which were so disbursed.

      2.17 Reimbursement. The Company's obligation (the "Reimbursement Obligation") under Section 2.16 to reimburse the Agent with respect to any Disbursement (including interest thereon) shall be absolute and unconditional under any and all circumstances and irrespective of any setoff, counterclaim or defense to payment which the Company may have or have had against the Agent, any Bank or the beneficiary of such Letter of Credit, including any defense based upon the occurrence of any Event of Default, any draft, demand, certificate or other document proving to be in any or all respects invalid, insufficient, inaccurate, fraudulent or forged, the failure of any Disbursement to conform to the terms of the applicable Letter of Credit or any non-application or misapplication by the beneficiary under such Letter of Credit of the proceeds of such Disbursement, or the legality, validity, form, regularity or enforceability of such Letter of Credit; provided that nothing herein shall adversely affect the right of the Company, after paying in full its Reimbursement Obligation hereunder to commence any proceeding against the Agent for any wrongful Disbursement made by the Agent under a Letter of Credit as a result of acts or omissions constituting gross negligence or willful misconduct on the part of the Agent.

      2.18 Deemed Disbursements. Upon the occurrence and during the continuance of an Event of Default, then:

            (a) automatically in the case of an Event of Default described in subsections 8.01(a) or 8.01(f), an amount equal to that portion of the Letter of Credit Outstandings attributable to the then aggregate amount which is undrawn and available under all outstanding Letters of Credit shall, without demand upon or notice to the Company, be deemed to have been paid or disbursed by the Agent (notwithstanding that such amount may not in fact have been so paid or disbursed); provided that the interest rate specified in subsection 2.09(d) shall not apply to any Letter of Credit if and to the extent that the Company shall have deposited cash in the amount of such deemed Disbursement, together with interest accrued thereon, with the Agent to be held as collateral security for the Obligations in connection with any Letter of Credit with respect to which a Disbursement shall have been deemed to have occurred; and

            (b)   upon notification by the Agent to the
Company of its obligations under this Section 2.18, the Company shall be immediately obligated to reimburse the Agent for the amount deemed to have been so paid or disbursed by the Agent.

Any amounts so payable by the Company pursuant to this
Section 2.18 shall be deposited in cash with the Agent and held as collateral security for the Obligations in connection with any Letter of Credit and shall be invested by the Agent in Cash Equivalents the interest on which shall be applied to pay such Obligations then due and unpaid. At such time when the Event of Default shall have been cured or waived, the Agent shall return to the Company all amounts then on deposit with the Agent pursuant to this
Section 2.18 (including any income from investments in Cash
Equivalents), net of any amounts applied to the payment of any Reimbursement Obligations. Any Disbursement deemed to have occurred pursuant to this Section 2.18 shall not constitute a "Reimbursement Obligation" as defined in
Section 2.17.

      2.19  Nature of Reimbursement Obligations.  The
Company shall assume all risks of the acts, omissions or misuse of each Letter of Credit by the beneficiary thereof.
The Agent (except to the extent of its own gross negligence or willful misconduct) shall not be responsible for:

      (a) the form, validity, sufficiency, accuracy, genuineness or legal effect of any Letter of Credit issued by it or any document submitted by any party in connection with the application for an issuance of such Letter of Credit, even if it should in fact prove to be in any or all respects invalid, insufficient, inaccurate, fraudulent or forged;

      (b) the form, validity, sufficiency, accuracy, genuineness or legal effect of any Instrument transferring or assigning or purporting to transfer or assign any Letter of Credit or the rights or benefits thereunder or proceeds thereof in whole or in part, which may prove to be invalid or ineffective for any reason;

      (c) failure of the beneficiary under any Letter of Credit to comply fully with conditions required in order to demand payment under such Letter of Credit;

      (d) errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, cable, telegraph, telex or otherwise; or

      (e) any loss or delay in the transmission or otherwise of any document or draft required in order to make a Disbursement under any such Letter of Credit.

None of the foregoing shall affect, impair, limit or prevent the vesting of any of the rights or powers granted to the Agent or any Agent hereunder (including pursuant to Section 9.05). In furtherance and extension, and not in limitation or derogation, of any of the foregoing, any action taken or omitted to be taken by the Agent in good faith and without gross negligence shall be binding upon the Company and shall not put the Agent under any resulting liability to the Company.

      2.20  Payments by the Banks to the Agent.

            (a) Unless the Agent receives notice from a Bank on or prior to the Closing Date or, with respect to any Borrowing after the Closing Date or any Disbursement, at least one Business Day prior to the Borrowing Date or Disbursement Date, as applicable, that such Bank will not make available as and when required hereunder to the Agent the amount of that Bank's Pro Rata Share of the Borrowing or the Disbursement, as applicable, the Agent may assume that each Bank has made such amount available to the Agent in immediately available funds on the Borrowing Date or the Disbursement Date, as applicable, and the Agent may (but shall not be so required), in reliance upon such assumption, make available to the Company or the beneficiary (or its designee) of the Letter of Credit, as applicable, on such date a corresponding amount. If and to the extent any Bank shall not have made its full amount available to the Agent in immediately available funds and the Agent in such circumstances has made available to the Company or the beneficiary (or its designee) of the Letter of Credit, as applicable, such amount, that Bank shall on the Business
Day following such Borrowing Date or such Disbursement Date, as applicable, make such amount available to the Agent, together with interest at the Federal Funds Rate for each day during such period. A notice of the Agent submitted to any Bank with respect to amounts owing under this subsection
(a) shall be conclusive, absent manifest error. If such amount is so made available with respect to a Borrowing, such payment to the Agent shall constitute such Bank's Loan on the date of Borrowing for all purposes of this Agreement. If such amount is not made available to the Agent on the Business Day following the Borrowing Date, the Agent will notify the Company of such failure to fund and, upon demand by the Agent with respect to a Borrowing, the Company shall pay such amount to the Agent for the Agent's account, together with interest thereon for each day elapsed since the date of such Borrowing, at a rate per annum equal to the interest rate applicable at the time to the Loans comprising such Borrowing.

            (b) The failure of any Bank to make any Loan on any Borrowing Date or to make available to the Agent the amount of that Bank's Pro Rata Share of any Disbursement on the Disbursement Date shall not relieve any other Bank of any obligation hereunder to make a Loan on such Borrowing
Date or to make available to the Agent the amount of that Bank's Pro Rata Share of any Disbursement on the
Disbursement Date, but no Bank shall be responsible for the failure of any other Bank to make the Loan to be made by such other Bank on any Borrowing Date or to make available to the Agent the amount of that Bank's Pro Rata
Share of any Disbursement on the Disbursement Date.

      2.21 Sharing of Payments, Etc. If, other than as expressly provided elsewhere herein, any Bank shall obtain on account of the Obligations in its favor any payment (whether voluntary, involuntary, through the exercise of any right of set-off, or otherwise) in excess of its ratable share (or other share contemplated hereunder), such Bank shall immediately (a) notify the Agent of such fact, and (b) purchase from the other Banks such participations in the Obligations in their favor as shall be necessary to cause such purchasing Bank to share the excess payment pro rata with each of them; provided, however, that if all or any portion of such excess payment is thereafter recovered from the purchasing Bank, such purchase shall to that extent be rescinded and each other Bank shall repay to the purchasing Bank the purchase price paid therefor, together with an amount equal to such paying Bank's ratable share (according to the proportion of (i) the amount of such paying Bank's required repayment to (ii) the total amount so recovered from the purchasing Bank) of any interest or other amount paid or payable by the purchasing Bank in respect of the total amount so recovered. The Company agrees that any Bank so purchasing a participation from another Bank may, to the fullest extent permitted by law, exercise all its rights of payment (including the right of set-off, but subject to Section 10.10) with respect to such participation as fully as if such Bank were the direct creditor of the Company in the amount of such participation. The Agent will keep records (which shall be conclusive and binding in the absence of manifest error) of participations purchased under this Section and will in each case notify the Banks following any such purchases or repayments.

      2.22  Security and Guaranty.

            (a) All obligations of the Company under this Agreement, the Notes and all other Loan Documents shall be secured in accordance with the Collateral Documents.

            (b) All obligations of the Company under this Agreement, each of the Notes and all other Loan Documents shall be unconditionally guaranteed by the Guarantors pursuant to the Guaranty; provided, however, that upon the sale or other disposition of the capital stock or assets of Imperial Adhesives, Inc. pursuant to Section 7.02(e), then, in the absence of a Default or an Event of Default, the Agent shall release Imperial Adhesives, Inc. from its obligations under the Guaranty.


ARTICLE III

TAXES, YIELD PROTECTION AND ILLEGALITY

      3.01  Taxes.

            (a)   Any and all payments by the Company to
each Bank or the Agent under this Agreement and any other
Loan Document shall be made free and clear of, and without deduction or withholding for, any Taxes. In addition, the Company shall pay all Other Taxes.

            (b) If the Company shall be required by law to deduct or withhold any Taxes, Other Taxes or Further Taxes from or in respect of any sum payable hereunder to any Bank or the Agent, then:

                  (i)  the sum payable shall be increased as
necessary so that, after making all required deductions and withholdings (including deductions and withholdings applicable to additional sums payable under this Section), such Bank or the Agent, as the case may be, receives and retains an amount equal to the sum it would have received and retained had no such deductions or withholdings been made;

                  (ii)  the Company shall make such
deductions and withholdings;

                  (iii) the Company shall pay the full
amount deducted or withheld to the relevant taxing authority or other authority in accordance with applicable law; and

                  (iv)  the Company shall also pay to each
Bank or the Agent for the account of such Bank, at the time interest is paid, Further Taxes in the amount that the respective Bank specifies as necessary to preserve the after-tax yield the Bank would have received if such Taxes, Other Taxes or further Taxes had not been imposed.

            (c) The Company agrees to indemnify and hold harmless each Bank and the Agent for the full amount of i) Taxes, ii) Other Taxes, and iii) Further Taxes in the amount that the respective Bank specifies as necessary to preserve the after-tax yield the Bank would have received if such Taxes, Other Taxes or Further Taxes had not been imposed, and any liability (including penalties, interest, additions to tax and expenses) arising therefrom or with respect thereto, whether or not such Taxes, Other Taxes or Further Taxes were correctly or legally asserted. Payment under this indemnification shall be made within 30 days after the date the Bank or the Agent makes written demand therefor.

            (d)   Within 30 days after the date of any
payment by the Company of Taxes, Other Taxes or Further
Taxes, the Company shall furnish to each Bank or the Agent the original or a certified copy of a receipt evidencing payment thereof, or other evidence of payment satisfactory to such Bank or the Agent.

            (e)   If the Company is required to pay any
amount to any Bank or the Agent pursuant to subsection (b) or (c) of this Section, then such Bank shall use reasonable efforts (consistent with legal and regulatory restrictions) to change the jurisdiction of its Lending Office so as to eliminate any such additional payment by the Company which may thereafter accrue, if such change in the sole judgment of such Bank is not otherwise disadvantageous to such Bank.

      3.02  Illegality.

            (a)   If any Bank determines that the
introduction of any Requirement of Law, or any change in any Requirement of Law, or in the interpretation or administration of any Requirement of Law, has made it unlawful, or that any central bank or other Governmental Authority has asserted that it is unlawful, for any Bank or its applicable Lending Office to make Offshore Rate Loans, then, on notice thereof by the Bank to the Company through the Agent, any obligation of that Bank to make Offshore Rate Loans shall be suspended until the Bank notifies the Agent and the Company that the circumstances giving rise to such determination no longer exist.

            (b) If a Bank determines that it is unlawful to maintain any Offshore Rate Loan, the Company shall, upon its receipt of notice of such fact and demand from such Bank (with a copy to the Agent), prepay in full such Offshore Rate Loans of that Bank then outstanding, together with interest accrued thereon and amounts required under
Section 3.04, either on the last day of the Interest Period thereof, if the Bank may lawfully continue to maintain such Offshore Rate Loans to such day, or immediately, if the Bank may not lawfully continue to maintain such Offshore Rate Loan. If the Company is required to so prepay any Offshore Rate Loan, then concurrently with such prepayment, the Company shall borrow from the affected Bank, in the amount of such repayment, a Base Rate Loan.

            (c) If the obligation of any Bank to make or maintain Offshore Rate Loans has been so terminated or suspended, the Company may elect, by giving notice to the Bank through the Agent that all Loans which would otherwise be made by the Bank as Offshore Rate Loans shall be instead
Base Rate Loans.

            (d)   Before giving any notice to the Agent
under this Section, the affected Bank shall designate a different Lending Office with respect to its Offshore Rate
Loans if such designation will avoid the need for giving such notice or making such demand and will not, in the judgment of the Bank, be illegal or otherwise disadvantageous to the Bank.

      3.03  Increased Costs and Reduction of Return.

            (a)   If any Bank determines that, due to either
(i) the introduction of or any change (other than any change by way of imposition of or increase in reserve requirements included in the calculation of the Offshore Rate or in the interpretation of any law or regulation or (ii) the compliance by that Bank with any guideline or request from any central bank or other Governmental Authority (whether or not having the force of law), there shall be any increase in the cost to such Bank of agreeing to make or making, funding or maintaining any Offshore Rate Loans, then the Company shall be liable for, and shall from time to time, upon demand (with a copy of such demand to be sent to the Agent), pay to the Agent for the account of such Bank, additional amounts as are sufficient to compensate such Bank for such increased costs.

            (b) If any Bank shall have determined that (i) the introduction of any Capital Adequacy Regulation, (ii) any change in any Capital Adequacy Regulation, (iii) any change in the interpretation or administration of any Capital Adequacy Regulation by any central bank or other Governmental Authority charged with the interpretation or administration thereof, or (iv) compliance by the Bank (or its Lending Office) or any corporation controlling the Bank with any Capital Adequacy Regulation, affects or would affect the amount of capital required or expected to be maintained by the Bank or any corporation controlling the Bank and (taking into consideration such Bank's or such corporation's policies with respect to capital adequacy and such Bank's desired return on capital) determines that the amount of such capital is increased as a consequence of its Commitments, loans, credits or obligations under this Agreement, then, upon demand of such Bank to the Company through the Agent, the Company shall pay to the Bank, from time to time as specified by the Bank, additional amounts sufficient to compensate the Bank for such increase.

      3.04 Funding Losses. The Company shall reimburse each Bank and hold each Bank harmless from any loss or expense which the Bank may sustain or incur as a consequence of:

            (a)   the failure of the Company to make on a
timely basis any payment of principal of any Offshore Rate
Loan;

            (b)   the failure of the Company to borrow,
continue or convert a Loan after the Company has given (or is deemed to have given) a Notice of Borrowing or a Notice of Conversion/ Continuation;

         (c)   the failure of the Company to make any
prepayment in accordance with any notice delivered under
Section 2.06;

            (d)   the prepayment (including pursuant to
Section 2.07) or other payment (including after acceleration thereof) of an Offshore Rate Loan on a day that is not the last day of the relevant Interest Period; or

            (e)   the automatic conversion under Section
2.04 of any Offshore Rate Loan to a Base Rate Loan on a day that is not the last day of the relevant Interest Period; including any such loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain its Offshore Rate Loans or from fees payable to terminate the deposits from which such funds were obtained. For purposes of calculating amounts payable by the Company to the Banks under this Section and under subsection 3.03(a), each Offshore Rate Loan made by a Bank (and each related reserve, special deposit or similar requirement) shall be conclusively deemed to have been funded at the IBOR used in determining the Offshore Rate for such Offshore Rate Loan by a matching deposit or other borrowing in the interbank eurodollar market for a comparable amount and for a comparable period, whether or not such Offshore Rate Loan is in fact so funded.

      3.05 Inability to Determine Rates. If the Agent determines that for any reason adequate and reasonable means do not exist for determining the Offshore Rate for any requested Interest Period with respect to a proposed Offshore Rate Loan, or that the Offshore Rate applicable pursuant to subsection 2.09(a) for any requested Interest Period with respect to a proposed Offshore Rate Loan does not adequately and fairly reflect the cost to the Banks of funding such Loan, the Agent will promptly so notify the Company and each Bank. Thereafter, the obligation of the Banks to make or maintain Offshore Rate Loans hereunder shall be suspended until the Agent revokes such notice in writing. Upon receipt of such notice, the Company may revoke any Notice of Borrowing or Notice of Conversion/Continuation then submitted by it. If the Company does not revoke such Notice, the Banks shall make, convert or continue the Loans, as proposed by the Company, in the amount specified in the applicable notice submitted by the Company, but such Loans shall be made, converted or continued as Base Rate Loans instead of Offshore Rate Loans.

      3.06 Reserves on Offshore Rate Loans. The Company shall pay to each Bank, as long as such Bank shall be required under regulations of the FRB to maintain reserves with respect to liabilities or assets consisting of or including Eurocurrency funds or deposits (currently known as "Eurocurrency liabilities"), additional costs on the unpaid principal amount of each Offshore Rate Loan equal to the actual costs of such reserves allocated to such Loan by the Bank (as determined by the Bank in good faith, which determination shall be conclusive), payable on each date on which interest is payable on such Loan, provided the Company shall have received at least 15 days' prior written notice (with a copy to the Agent) of such additional interest from the Bank. If a Bank fails to give notice 15 days prior to the relevant Interest Payment Date, such additional interest shall be payable 15 days from receipt of such notice.

      3.07 Certificates of Banks. Any Bank claiming reimbursement or compensation under this Article III shall deliver to the Company (with a copy to the Agent) a certificate setting forth in reasonable detail the amount payable to the Bank hereunder and such certificate shall be conclusive and binding on the Company in the absence of manifest error.

      3.08 Substitution of Banks. Upon the receipt by the Company from any Bank (an "Affected Bank") of a claim for compensation under Section 3.03, the Company may: (i) request the Affected Bank to use its best efforts to obtain a replacement bank or financial institution satisfactory to the Company and to the Agent (a "Replacement Bank") to acquire and assume all or a ratable part of all of such Affected Bank's Loans and Commitment, (ii) request one more of the other Banks to acquire and assume all or part of such Affected Bank's Loans and Commitment; or (iii) designate a Replacement Bank. Any such designation of a Replacement Bank under clause (i) or (iii) shall be subject to the prior written consent of the Agent (which consent shall not be unreasonably withheld).

      3.09 Survival. The agreements and obligations of the Company in this Article III shall survive the payment of all other Obligations.


ARTICLE IV

CONDITIONS PRECEDENT

      4.01 Conditions of Initial Loans and Letters of Credit. The obligation of each Bank to make its initial Loan hereunder and of the Agent to issue the initial Letter of Credit is subject to the condition that the Agent shall have received on or before the Closing Date all of the following, in form and substance satisfactory to the Agent and each Bank, and in sufficient copies for each Bank:

            (a)   Credit Agreement and Notes.  This
Agreement and the Notes executed by each party thereto;

            (b)   Resolutions; Incumbency.

                  (i)   Copies of the resolutions of the
board of directors of the Company and each Guarantor authorizing the transactions contemplated hereby, certified as of the Closing Date by the Secretary or an Assistant Secretary of such Person; and (ii) A certificate of the Secretary or Assistant Secretary of the Company and each Guarantor certifying the names and true signatures of the officers of the Company or such Guarantor authorized to execute, deliver and perform, as applicable, this Agreement, and all other Loan Documents to be delivered by it hereunder;

            (c)   Organization Documents; Good Standing.
Each of the following documents:

                  (i)   the articles or certificate of
incorporation and the bylaws of the Company and each Guarantor as in effect on the Closing Date, certified by the Secretary or Assistant Secretary of such Person as of the Closing Date; and

                  (ii)  a good standing and tax good
standing certificate for the Company and each Guarantor from the Secretary of State (or similar, applicable Governmental Authority) of its state of incorporation and each state where the Company or such Guarantor is qualified to do business as a foreign corporation as of a recent date, together with a bring-down certificate by facsimile, dated the Closing Date;

            (d)   Legal Opinions.  An opinion of Bryan Cave,
LLP, counsel to the Company and addressed to the Agent and the Banks, substantially in the form of Exhibit D;

            (e) Payment of Fees. Evidence of payment by the Company of all accrued and unpaid fees, costs and expenses to the extent then due and payable on the Closing Date, together with Attorney Costs of the Agent to the extent invoiced prior to or on the Closing Date, plus such additional amounts of Attorney Costs as shall constitute the Agent's reasonable estimate of Attorney Costs incurred or to be incurred by it through the closing proceedings (provided that such estimate shall not thereafter preclude final settling of accounts between the Company and the Agent); including any such costs, fees and expenses arising under or referenced in Sections 2.10 and 10.04;

            (f)   Collateral Documents.  The Collateral
Documents, executed by the Company and the Guarantors, as applicable, in appropriate form for filing, where necessary, together with


            (i)   acknowledgment copies of all UCC-l
financing statements filed, registered or recorded to perfect the security interests of the Agent for the benefit of the Banks, or other evidence satisfactory to the Agent that there has been filed, registered or recorded all financing statements and other filings, registrations and recordings necessary and advisable to perfect the Liens of the Agent for the benefit of the Banks in accordance with applicable law;

                  (ii)  written advice relating to such Lien
and judgment searches as the Agent shall have requested, and such termination statements or other documents as may be necessary to confirm that the Collateral is subject to no other Liens in favor of any Persons (other than Permitted Liens);

                  (iii) evidence that all other actions
necessary or, in the opinion of the Agent or the Banks, desirable to perfect and protect the first priority security interest created by the Collateral Documents have been taken;
                (iv)  funds sufficient to pay any filing
or recording tax or fee in connection with any and all UCC-1 financing statements;

                  (v)   evidence that all other actions
necessary or, in the opinion of the Agent or the Banks, desirable to perfect and protect the first priority Lien created by the Collateral Documents, and to enhance the Agent's ability to preserve and protect its interests in and access to the Collateral, have been taken.

            (g)   Insurance Policies.  Standard lenders'
payable endorsements with respect to the insurance policies or other instruments or documents evidencing insurance coverage on the properties of the Company in accordance with
Section 6.06;

            (h) Environmental Review. An environmental site assessment with respect to any real property owned, leased or otherwise used by the Company and its Subsidiaries, dated as of a recent date prior to the Closing Date, prepared by a qualified firm acceptable to the Agent and the Banks, stating, among other things, that such real property is free from Hazardous Materials and that operations conducted thereon are in compliance with all Environmental Laws and showing any Estimated Remediation Costs;

            (i)   Certificate.  A certificate signed by a
Responsible Officer, dated as of the Closing Date, stating that:

                  (i)   the representations and warranties
contained in Article V are true and correct on and as of such date, as though made on and as of such date;

                  (ii)  no Default or Event of Default
exists or would result from the initial Borrowing; and

                  (iii) there has occurred since March 31, 1998, no event or circumstance that has resulted or could reasonably be expected to result in a Material Adverse
Effect;

            (j)   Certain Senior Indebtedness.  Copies of
all documents, instruments and agreements evidencing or otherwise pertaining to Senior Indebtedness owed to any Person other than the Banks, which shall be acceptable to the Agent and its counsel as to form and substance;

            (k)   Financial Projections.  Copies of
financial projections for the Company and its Subsidiaries for the current fiscal year through the Termination Date, which shall be acceptable to the Agent as to form and substance;

            (l)   Other Documents.  Such other approvals,
opinions, documents or materials as the Agent or any Bank may request.

      4.02 Conditions to All Borrowings. The obligation of each Bank to make any Loan to be made by it (including its initial Loan) or to continue or convert any Loan under
Section 2.04 is subject to the satisfaction of the following conditions precedent on the relevant Borrowing Date or Conversion/Continuation Date:

            (a)   Notice of Borrowing or
Conversion/Continuation.  The Agent shall have received
(with, in the case of the initial Loan only, a copy for each Bank) a Notice of Borrowing or a Notice of Conversion/Continuation, as applicable;

            (b)   Continuation of Representations and
Warranties. The representations and warranties in Article V shall be true and correct on and as of such Borrowing Date or Conversion/Continuation Date with the same effect as if made on and as of such Borrowing Date or Conversion/Continuation Date except to the extent such representations and warranties expressly refer to an earlier date, in which case they shall be true and correct as of such earlier date;

            (c) No Existing Default. No Default or Event of Default shall exist or shall result from such Borrowing or continuation or conversion; and

            (d)   No Future Advance Notice.  Neither the
Agent nor any Bank shall have received from the Company any notice that any Collateral Document will no longer secure on a first priority basis future advances, future Loans or future Letter of Credit Obligations to be made or extended under this Agreement.

Each Notice of Borrowing and Notice of
Conversion/Continuation submitted by the Company hereunder shall constitute a representation and warranty by the Company hereunder, as of the date of each such notice and as of each Borrowing Date or Conversion/Continuation
Date, as applicable, that the conditions in this Section
4.02 are satisfied.


ARTICLE V

REPRESENTATIONS AND WARRANTIES

      The Company represents and warrants to the Agent and each Bank that:

      5.01 Corporate Existence and Power. The Company and each of its Subsidiaries:

            (a) is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation;

            (b)   has the power and authority and all
governmental licenses, authorizations, consents and approvals to own its assets, carry on its business and to execute, deliver, and perform its obligations under the Loan
Documents;

            (c) is duly qualified as a foreign corporation and is licensed and in good standing under the laws of each jurisdiction where its ownership, lease or operation of property or the conduct of its business requires such qualification or license; and

            (d) is in compliance with all Requirements of Law; except to the extent that the failure to do so could not reasonably be expected to have a Material Adverse
Effect.

      5.02 Corporate Authorization; No Contravention. The execution, delivery and performance by the Company and its Subsidiaries of this Agreement and each other Loan
Document to which such Person is party, have been duly authorized by all necessary corporate action, and do not and will not:

            (a)   contravene the terms of any of that
Person's Organization Documents;

            (b) conflict with or result in any breach or contravention of, or the creation of any Lien under, any document evidencing any Contractual Obligation to which such Person is a party or any order, injunction, writ or decree of any Governmental Authority to which such Person or its property is subject; or

            (c)   violate any Requirement of Law.

      5.03 Governmental Authorization. No approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority
(except for filings in connection with the Liens granted to the Agent under the Collateral Documents) is necessary or required in connection with the execution, delivery or performance by, or enforcement against, the Company or any of its Subsidiaries of the Agreement or any other Loan
Document.

      5.04 Binding Effect. This Agreement and each other Loan Document to which the Company or any of its Subsidiaries is a party constitute the legal, valid and binding obligations of the Company and any of its Subsidiaries to the extent it is a party thereto, enforceable against such Person in accordance with their respective terms, except as enforceability may be limited by applicable bankruptcy, insolvency, or similar laws affecting the enforcement of creditors' rights generally or by equitable principles relating to enforceability.

      5.05  Litigation.  Except as specifically disclosed in
Schedule 5.05, there are no actions, suits, proceedings, claims or disputes pending, or to the best knowledge of the Company, threatened or contemplated, at law, in equity, in arbitration or before any Governmental Authority, against the Company, or its Subsidiaries or any of their respective properties which:

            (a)   purport to affect or pertain to this
Agreement or any other Loan Document, or any of the transactions contemplated hereby or thereby; or

            (b) if determined adversely to the Company or its Subsidiaries, would reasonably be expected to have a Material Adverse Effect. No injunction, writ, temporary restraining order or any order of any nature has been issued by any court or other Governmental Authority purporting to enjoin or restrain the execution, delivery or performance of this Agreement or any other Loan Document, or directing that the transactions provided for herein or therein not be consummated as herein or therein provided.

      5.06 No Default. No Default or Event of Default exists or would result from the incurring of any Obligations by the Company or from the grant or perfection of the Liens of the Agent and the Banks on the Collateral. As of the Closing Date, neither the Company nor any Subsidiary is in default under or with respect to any Contractual Obligation in any respect which, individually or together with all such defaults, could reasonably be expected to have a Material Adverse Effect, or that would, if such default had occurred after the Closing Date, create an Event of Default under subsection 8.01(e).

      5.07 ERISA Compliance. Except as specifically disclosed in Schedule 5.07:

            (a) Each Plan is in compliance in all material respects with the applicable provisions of ERISA, the Code and other federal or state law. Each Plan which is intended to qualify under Section 401(a) of the Code has received a favorable determination letter from the IRS and to the best knowledge of the Company, nothing has occurred which would cause the loss of such qualification. The Company and each ERISA Affiliate has made all required contributions to any Plan subject to Section 412 of the Code, and no application for a funding waiver or an extension of any amortization period pursuant to Section 412 of the Code has been made with respect to any Plan.

            (b)   There are no pending or, to the best
knowledge of Company, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan which has resulted or could reasonably be expected to result in a Material Adverse Effect. There has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan which has resulted or could reasonably be expected to result in a Material Adverse Effect.

            (c)   (i)  No ERISA Event has occurred or is
reasonably expected to occur; (ii) no Pension Plan has any Unfunded Pension Liability; (iii) neither the Company nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability under Title IV of ERISA with respect to any Pension Plan (other than premiums due and not delinquent under Section 4007 of ERISA); (iv) neither the Company nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability (and no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in such liability) under Section 4201 or 4243 of ERISA with respect to a Multiemployer Plan; and (v) neither the Company nor any ERISA Affiliate has engaged in a transaction that could be subject to Section 4069 or 4212(c) of ERISA.

      5.08 Use of Proceeds; Margin Regulations. The proceeds of the Loans and the Letters of Credit are to be used solely for the purposes set forth in and permitted by
Section 6.12 and Section 7.07.  Neither the Company nor any
Subsidiary is generally engaged in the business of purchasing or selling Margin Stock or extending credit for the purpose of purchasing or carrying Margin Stock.

      5.09  Title to Properties.  The Company and each
Subsidiary have good record and marketable title in fee simple to, or valid leasehold interests in, all real property necessary or used in the ordinary conduct of their respective businesses, except for such defects in title as could not, individually or in the aggregate, have a Material Adverse Effect. As of the Closing Date, the property of the Company and its Subsidiaries is subject to no Liens, other than Permitted Liens.

      5.10 Taxes. The Company and its Subsidiaries have filed all Federal and other material tax returns and reports required to be filed, and have paid all Federal and other material taxes, assessments, fees and other governmental charges levied or imposed upon them or their properties, income or assets otherwise due and payable, except those which are being contested in good faith by appropriate proceedings and for which adequate reserves have been provided in accordance with GAAP. There is no proposed tax assessment against the Company or any Subsidiary that would, if made, have a Material Adverse Effect.

      5.11  Financial Condition.

            (a)   The audited consolidated financial
statements of the Company and its Subsidiaries dated
September 30, 1997, and the related consolidated statements of income or operations, shareholders' equity and cash flows for the fiscal year ended on that date:

                  (i)   were prepared in accordance with
GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein;

                  (ii)  fairly present the financial
condition of the Company and its Subsidiaries as of the date thereof and results of operations for the period covered thereby; and

                  (iii) except as specifically disclosed in
Schedule 5.11, show all material indebtedness and other liabilities, direct or contingent, of the Company and its consolidated Subsidiaries as of the date thereof, including liabilities for taxes, material commitments and Contingent Obligations.

            (b) Since September 30, 1997, there has been no Material Adverse Effect.

      5.12  Environmental Matters.

            (a)   Except as specifically disclosed in
Schedule 5.12, the on-going operations of the Company and each of its Subsidiaries comply in all respects with all Environmental Laws, except such non-compliance which would not (if enforced in accordance with applicable law) result in liability in excess of $1,000,000 in the aggregate.

            (b)   Except as specifically disclosed in
Schedule 5.12, the Company and each of its Subsidiaries have obtained all licenses, permits, authorizations and registrations required under any Environmental Law ("Environmental Permits") and necessary for their respective ordinary course operations, all such Environmental Permits are in good standing, and the Company and each of its Subsidiaries are in compliance with all material terms and conditions of such Environmental Permits.

            (c)   Except as specifically disclosed in
Schedule 5.12, none of the Company, any of its Subsidiaries or any of their respective present property or operations, is subject to any outstanding written order from or agreement with any Governmental Authority, nor subject to any judicial or docketed administrative proceeding, respecting any Environmental Law, Environmental Claim or
Hazardous Material.

            (d)   Except as specifically disclosed in
Schedule 5.12, there are no Hazardous Materials or other conditions or circumstances existing with respect to any property of the Company or any Subsidiary, or arising from operations prior to the Closing Date, of the Company or any of its Subsidiaries that would reasonably be expected to give rise to Environmental Claims with a potential liability of the Company and its Subsidiaries in excess of $1,000,000 in the aggregate for any such condition, circumstance or property. In addition, (i) neither the Company nor any Subsidiary has any underground storage tanks (x) that are not properly registered or permitted under applicable Environmental Laws, or (y) that are leaking or disposing of Hazardous Materials off-site, and (ii) the Company and its Subsidiaries have notified all of their employees of the existence, if any, of any health hazard arising from the conditions of their employment and have met all notification requirements under Title III of CERCLA and all other Environmental Laws.

      5.13  Collateral Documents.

            (a) The provisions of each of the Collateral
Documents are effective to create in favor of the Agent for the benefit of the Banks, a legal, valid and enforceable first priority security interest in all right, title and interest of the Company in the collateral described therein; and financing statements have been filed in the offices in all of the jurisdictions listed in the schedule to the Security Agreement.

            (b) All representations and warranties of the Company and any of its Subsidiaries party thereto contained in the Collateral Documents are true and correct.

      5.14  Regulated Entities.  None of the Company, any
Person controlling the Company, or any Subsidiary, is an "Investment Company" within the meaning of the Investment
Company Act of 1940. The Company is not subject to regulation under the Public Utility Holding Company Act of
1935, the Federal Power Act, the Interstate Commerce Act, any state public utilities code, or any other Federal or state statute or regulation limiting its ability to incur
Indebtedness.

      5.15 No Burdensome Restrictions. Neither the Company nor any Subsidiary is a party to or bound by any Contractual Obligation, or subject to any restriction in any Organization Document, or any Requirement of Law, which could reasonably be expected to have a Material Adverse Effect.

      5.16 Copyrights, Patents, Trademarks and Licenses, etc. The Company or its Subsidiaries own or are licensed or otherwise have the right to use all of the patents, trademarks, service marks, trade names, copyrights, contractual franchises, authorizations and other rights that are reasonably necessary for the operation of their respective businesses, without conflict with the rights of any other Person. To the best knowledge of the Company, no slogan or other advertising device, product, process, method, substance, part or other material now employed, or now contemplated to be employed, by the Company or any Subsidiary infringes upon any rights held by any other Person. Except as specifically disclosed in Schedule 5.05, no claim or litigation regarding any of the foregoing is pending or threatened, and no patent, invention, device, application, principle or any statute, law, rule, regulation, standard or code is pending or, to the knowledge of the Company, proposed, which, in either case, could reasonably be expected to have a Material Adverse Effect.

      5.17  Subsidiaries.  As of the Closing Date, the
Company has no Subsidiaries other than those specifically disclosed in part (a) of Schedule 5.17 hereto and has no equity investments in any other corporation or entity other than those specifically disclosed in part (b) of Schedule
5.17.

      5.18 Insurance. The properties of the Company and its Subsidiaries are insured with financially sound and reputable insurance companies not Affiliates of the Company, in such amounts, with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where the Company or such Subsidiary operates.

      5.19  Solvency.  The Company and each of its Material
Subsidiaries are Solvent.

      5.20 Full Disclosure. None of the representations or warranties made by the Company or any Subsidiary in the Loan Documents as of the date such representations and warranties are made or deemed made, and none of the statements contained in any exhibit, report, statement or certificate furnished by or on behalf of the Company or any Subsidiary in connection with the Loan Documents (including the offering and disclosure materials delivered by or on behalf of the Company to the Banks prior to the Closing Date), contains any untrue statement of a material fact or omits any material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they are made, not misleading as of the time when made or delivered.


ARTICLE VI

AFFIRMATIVE COVENANTS

      So long as any Bank shall have any Commitment hereunder, or any Loan or other Obligation shall remain unpaid or unsatisfied, unless the Majority Banks waive compliance in writing:

      6.01 Financial Statements. The Company shall deliver to the Agent, in form and detail satisfactory to the Agent and the Majority Banks, with sufficient copies for each
Bank:

            (a) as soon as available, but not later than 120 days after the end of each fiscal year, a copy of the audited consolidated and consolidating balance sheet of the Company and its Subsidiaries as at the end of such year and the related consolidated and consolidating statements of income or operations, shareholders' equity and cash flows for such year, setting forth in each case in comparative form the figures for the previous fiscal year, and accompanied by the opinion of a nationally-recognized independent public accounting firm ("Independent Auditor") which report shall state that such consolidated financial statements present fairly the financial position for the periods indicated in conformity with GAAP applied on a basis consistent with prior years. Such opinion shall not be qualified or limited because of a restricted or limited examination by the Independent Auditor of any material portion of the Company's or any Subsidiary's records and shall be delivered to the Agent pursuant to a reliance agreement between the Agent and Banks and such Independent Auditor in form and substance satisfactory to the Agent;

            (b) as soon as available, but not later than 45 days after the end of each fiscal year, a copy of an unaudited consolidating balance sheet of the Company and its Subsidiaries as at the end of such year and the related consolidating statement of income, shareholders' equity and cash flows for such year, certified by a Responsible Officer as having been developed and used in connection with the preparation of the financial statements referred to in subsection 6.01(a);

            (c) as soon as available, but not later than 45 days after the end of each of the first three fiscal quarters of each fiscal year, a copy of the unaudited consolidated balance sheet of the Company and its Subsidiaries as of the end of such quarter and the related consolidated statements of income, shareholders' equity and cash flows for the period commencing on the first day and ending on the last day of such quarter, and certified by a Responsible Officer as fairly presenting, in accordance with GAAP (subject to ordinary, good faith year-end audit adjustments), the financial position and the results of operations of the Company and the Subsidiaries;

            (d) as soon as available, but not later than 60 days after the end of each fiscal year , a copy of the annual budget for the Company and its Subsidiaries for the next fiscal year, certified by an appropriate Responsible
Officer.

      6.02 Certificates; Other Information. The Company shall furnish to the Agent, with sufficient copies for each
Bank:

            (a)   concurrently with the delivery of the
financial statements referred to in subsection 6.01(a), a certificate of the Independent Auditor stating that in making the examination necessary therefor no knowledge was obtained of any Default or Event of Default, except as specified in such certificate;

            (b)   concurrently with the delivery of the
financial statements referred to in subsections 6.01(a) and
(c), a Compliance Certificate executed by a Responsible
Officer;

            (c)   promptly, copies of all financial
statements and reports that the Company sends to its shareholders, and copies of all financial statements and regular, periodical or special reports (including Forms 10K, 10Q and 8K) that the Company or any Subsidiary may make to, or file with, the SEC; and

            (d)   promptly, such additional information
regarding the business, financial or corporate affairs of the Company or any Subsidiary as the Agent, at the request of any Bank, may from time to time reasonably request.





      6.03 Notices. The Company shall promptly notify the Agent and each Bank:

            (a) of the occurrence of any Default or Event of Default, and of the occurrence or existence of any event or circumstance that foreseeably will become a Default or Event of Default;

            (b) of (i) any breach or non-performance of, or any default under, any Contractual Obligation of the Company or any of its Subsidiaries which could result in a Material Adverse Effect; and (ii) any dispute, litigation, investigation, proceeding or suspension which may exist at any time between the Company or any of its Subsidiaries and any Governmental Authority which could result in a Material Adverse Effect;

            (c) of the commencement of, or any material development in, any litigation or proceeding affecting the Company or any Subsidiary (i) in which the amount of damages claimed is $10,000,000 (or its equivalent in another currency or currencies) or more, (ii) in which injunctive or similar relief is sought and which, if adversely determined, would reasonably be expected to have a Material Adverse Effect, or (iii) in which the relief sought is an injunction or other stay of the performance of this Agreement or any Loan Document;

            (d) upon, but in no event later than 10 days after, becoming aware of (i) any and all enforcement, cleanup, removal or other governmental or regulatory actions instituted, completed or threatened against the Company or any Subsidiary or any of their respective properties pursuant to any applicable Environmental Laws which could reasonably result in a Material Adverse Effect, (ii) all other Environmental Claims which could reasonably result in a Material Adverse Effect, and (iii) any environmental or similar condition on any real property adjoining or in the vicinity of the property of the Company or any Subsidiary that could reasonably be anticipated to cause such property or any part thereof to be subject to any restrictions on the ownership, occupancy, transferability or use of such property under any Environmental Laws which could reasonably result in a Material Adverse Effect;

            (e)   of any other litigation or proceeding
affecting the Company or any of its Subsidiaries which the Company would be required to report to the SEC pursuant to the Exchange Act, within four days after reporting the same to the SEC;

            (f) of the occurrence of any of the following events affecting the Company or any ERISA Affiliate (but in no event more than 10 days after such event), and deliver to the Agent and each Bank a copy of any notice with respect to such event that is filed with a Governmental Authority and any notice delivered by a Governmental Authority to the Company or any ERISA Affiliate with respect to such event:

                  (i)   an ERISA Event;

                  (ii)  a material increase in the Unfunded
Pension Liability of any  Pension Plan;

                  (iii) the adoption of, or the commencement of contributions to, any Plan subject to Section 412 of the Code by the Company or any ERISA Affiliate; or

                  (iv)  the adoption of any amendment to a
Plan subject to Section 412 of the Code, if such amendment results in a material increase in contributions or Unfunded Pension Liability.

            (g)   of any material change in accounting
policies or financial reporting practices by the Company or any of its consolidated Subsidiaries;

            Each notice under this Section shall be
accompanied by a written statement by a Responsible Officer setting forth details of the occurrence referred to therein, and stating what action the Company or any affected Subsidiary proposes to take with respect thereto and at what time. Each notice under subsection 6.03(a) shall describe with particularity any and all clauses or provisions of this Agreement or other Loan Document that have been (or foreseeably will be) breached or violated.

      6.04  Preservation of Corporate Existence, Etc.  The
Company shall, and shall cause each Subsidiary to:

            (a)   preserve and maintain in full force and
effect its corporate existence and good standing under the laws of its state or jurisdiction of incorporation;

            (b) preserve and maintain in full force and effect all governmental rights, privileges, qualifications, permits, licenses and franchises necessary or desirable in the normal conduct of its business except in connection with transactions permitted by Section 7.03 and sales of assets permitted by Section 7.02;

            (c)   use reasonable efforts, in the ordinary
course of business, to preserve its business organization and goodwill; and

            (d)   preserve or renew all of its registered
patents, trademarks, trade names and service marks, the non-preservation of which could reasonably be expected to have a Material Adverse Effect.

      6.05 Maintenance of Property. The Company shall maintain, and shall cause each Subsidiary to maintain, and preserve all its property which is used or useful in its business in good working order and condition, ordinary wear and tear excepted and make all necessary repairs thereto and renewals and replacements thereof except where the failure to do so could not reasonably be expected to have a Material Adverse Effect, except as permitted by Section 7.02. The Company and each Subsidiary shall use the standard of care typical in the industry in the operation and maintenance of its facilities.

      6.06  Insurance.  In addition to insurance
requirements set forth in the Collateral Documents, the Company shall maintain, and shall cause each of its Subsidiaries to maintain, with financially sound and reputable independent insurers, insurance with respect to its properties and business against loss or damage of the kinds customarily insured against by Persons engaged in the same or similar business, of such types and in such amounts as are customarily carried under similar circumstances by such other Persons; including workers' compensation insurance, public liability and property and casualty insurance which amount shall not be reduced by the Company in the absence of 30 days' prior notice to the Agent.
All property and casualty insurance maintained by the Company covering the Collateral shall name the Agent as loss payee and all liability insurance shall name the Agent as additional insured, in each case for the benefit of the Banks, as their interests may appear. Upon request of the Agent or any Bank, the Company shall furnish the Agent, with sufficient copies for each Bank, at reasonable intervals (but not more than once per calendar year) a certificate of a Responsible Officer of the Company (and, if requested by the Agent, any insurance broker of the Company) setting forth the nature and extent of all insurance maintained by the Company and its Subsidiaries in accordance with this Section or any Collateral Documents (and which, in the case of a certificate of a broker, were placed through such broker).

      6.07 Payment of Obligations. The Company shall, and shall cause each Subsidiary to, pay and discharge as the same shall become due and payable, all their respective obligations and liabilities, including:

            (a)   all tax liabilities, assessments and
governmental charges or levies upon it or its properties or assets, unless the same are being contested in good faith by appropriate proceedings and adequate reserves in accordance with GAAP are being maintained by the Company or such Subsidiary; and

            (b) all lawful claims which, if unpaid, would by law become a Lien upon its property except those obligations not yet delinquent or otherwise being contested in good faith and properly reserved for in accordance with GAAP.

      6.08 Compliance with Laws. The Company shall comply, and shall cause each Subsidiary to comply, in all material respects with all Requirements of Law of any Governmental Authority having jurisdiction over it or its business (including the Federal Fair Labor Standards Act), except such as may be contested in good faith or as to which a bona fide dispute may exist.

      6.09 Compliance with ERISA. The Company shall, and shall cause each of its ERISA Affiliates to: (a) maintain each Plan in compliance in all material respects with the applicable provisions of ERISA, the Code and other federal or state law; (b) cause each Plan which is qualified under
Section 401(a) of the Code to maintain such qualification;
and (c) make all required contributions to any Plan subject to Section 412 of the Code.

      6.10 Inspection of Property and Books and Records. The Company shall maintain and shall cause each Subsidiary to maintain proper books of record and account, in which full, true and correct entries in conformity with GAAP consistently applied shall be made of all financial transactions and matters involving the assets and business of the Company and such Subsidiary. The Company shall permit, and shall cause each Subsidiary to permit, representatives and independent contractors of the Agent or any Bank to visit and inspect any of their respective properties, to examine their respective corporate, financial and operating records, and make copies thereof or abstracts therefrom, and to discuss their respective affairs, finances and accounts with their respective directors, officers, and independent public accountants, all at the expense of the Company and at such reasonable times during normal business hours and as often as may be reasonably desired, upon reasonable advance notice to the Company; provided, however, when an Event of Default exists the Agent or any Bank may do any of the foregoing at the expense of the Company at any time during normal business hours and without advance notice. The Company's payment and reimbursement obligations under this Section 6.10 with respect to inspections shall be limited to $2,000 in any fiscal year provided no Default or Event of Default occurs or is continuing during such fiscal year.

      6.11  Environmental Laws.

            (a)   The Company shall, and shall cause each
Subsidiary to, conduct its operations and keep and maintain its property in compliance with all Environmental Laws.

            (b) Upon the written request of the Agent or any Bank, the Company shall submit and cause each of its Subsidiaries to submit, to the Agent with sufficient copies for each Bank, at the Company's sole cost and expense, at reasonable intervals, a report providing an update of the status of any environmental, health or safety compliance, hazard or liability issue identified in any notice or report required pursuant to subsection 6.03(d), that could, individually or in the aggregate, result in liability in excess of $1,000,000.

      6.12  Use of Proceeds.  The Company shall use the
Letters of Credit and the proceeds of the Loans solely as follows: (i) to pay off certain Indebtedness; (ii) to finance Acquisitions but only to the extent such Acquisitions are permitted by Section 7.04(d); and
(iii) for working capital and other general corporate purposes not in contravention of any Requirement of Law or of any Loan Document.

      6.13  Further Assurances.

            (a) The Company shall ensure that all written information, exhibits and reports furnished to the Agent or the Banks do not and will not contain any untrue statement of a material fact and do not and will not omit to state any material fact or any fact necessary to make the statements contained therein not misleading in light of the circumstances in which made, and will promptly disclose to the Agent and the Banks and correct any defect or error that may be discovered therein or in any Loan Document or in the execution, acknowledgement or recordation thereof.

            (b) Promptly upon request by the Agent or the Majority Banks, the Company shall (and shall cause any of its Subsidiaries to) do, execute, acknowledge, deliver, record, re-record, file, re-file, register and re-register, any and all such further acts, deeds, conveyances, security agreements, mortgages, assignments, estoppel certificates, financing statements and continuations thereof, termination statements, notices of assignment, transfers, certificates, assurances and other instruments the Agent or such Banks, as the case may be, may reasonably require from time to time in order (i) to carry out more effectively the purposes of this Agreement or any other Loan Document, (ii) to subject to the Liens created by any of the Collateral Documents any of the properties, rights or interests covered by any of the Collateral Documents, (iii) to perfect and maintain the validity, effectiveness and priority of any of the Collateral Documents and the Liens intended to be created thereby, and (iv) to better assure, convey, grant, assign, transfer, preserve, protect and confirm to the Agent and Banks the rights granted or now or hereafter intended to be granted to the Banks under any Loan Document or under any other document executed in connection therewith.


ARTICLE VII

NEGATIVE COVENANTS

      So long as any Bank shall have any Commitment hereunder, or any Loan or other Obligation shall remain unpaid or unsatisfied, unless the Majority Banks waive compliance in writing:

      7.01 Limitation on Liens. The Company shall not, and shall not suffer or permit any Subsidiary to, directly or indirectly, make, create, incur, assume or suffer to exist any Lien upon or with respect to any part of its property, whether now owned or hereafter acquired, other than the following ("Permitted Liens"):

            (a)   any Lien (other than a Lien on the
Collateral) existing on property of the Company or any Subsidiary on the Closing Date and set forth in Schedule
7.01 securing Indebtedness outstanding on such date;

            (b)   any Lien created under any Loan Document;

            (c)   Liens for taxes, fees, assessments or
other governmental charges which are not delinquent or remain payable without penalty, or to the extent that non-payment thereof is permitted by Section 6.07, provided that no notice of lien has been filed or recorded under the Code;

            (d)   carriers', warehousemen's, mechanics',
landlords', materialmen's, repairmen's or other similar Liens arising in the ordinary course of business which are not delinquent or remain payable without penalty or which are being contested in good faith and by appropriate proceedings, which proceedings have the effect of preventing the forfeiture or sale of the property subject thereto;

            (e)   Liens (other than any Lien imposed by
ERISA and other than on the Collateral) consisting of pledges or deposits required in the ordinary course of business in connection with workers' compensation, unemployment insurance and other social security legislation;

            (f) Liens (other than Liens on the Collateral) on the property of the Company or its Subsidiary securing
(i) the non-delinquent performance of bids, trade contracts (other than for borrowed money), leases, statutory obligations, (ii) contingent obligations on surety and appeal bonds, and (iii) other non-delinquent obligations of a like nature; in each case, incurred in the ordinary course of business, provided all such Liens in the aggregate would not (even if enforced) cause a Material Adverse Effect;

            (g) Liens (other than Liens on the Collateral) consisting of judgment or judicial attachment liens, provided that the enforcement of such Liens is effectively stayed and all such liens in the aggregate at any time outstanding for the Company and its Subsidiaries do not exceed $20,000,000;

            (h) easements, rights-of-way, restrictions and other similar encumbrances incurred in the ordinary course of business which, in the aggregate, are not substantial in amount, and which do not in any case materially detract from the value of the property subject thereto or interfere with the ordinary conduct of the businesses of the Company and its Subsidiaries;

            (i)   Liens on assets of corporations which
become Subsidiaries after the date of this Agreement, provided, however, that such Liens existed at the time the respective corporations became Subsidiaries and were not created in anticipation thereof;

            (j) purchase money security interests on any property acquired or held by the Company or its Subsidiaries in the ordinary course of business, securing Indebtedness incurred or assumed for the purpose of financing all or any part of the cost of acquiring such property; provided that
(i) any such Lien attaches to such property concurrently with or within 20 days after the acquisition thereof, (ii) such Lien attaches solely to the property so acquired in such transaction, (iii) the principal amount of the debt secured thereby does not exceed 100% of the cost of such property, and (iv) the principal amount of the Indebtedness secured by any and all such purchase money security interests shall not at any time exceed $25,000,000;

            (k) Liens securing obligations in respect of capital leases on assets subject to such leases, provided that such capital leases are otherwise permitted hereunder;

            (l)   Liens arising solely by virtue of any
statutory or common law provision relating to banker's liens, rights of set-off or similar rights and remedies as to deposit accounts or other funds maintained with a creditor depository institution; provided that (i) such deposit account is not a dedicated cash collateral account and is not subject to restrictions against access by the Company in excess of those set forth by regulations promulgated by the FRB, and (ii) such deposit account is not intended by the Company or any Subsidiary to provide collateral to the depository institution;

            (m)   in addition to Liens permitted under
subsections (b) through (l) above, Liens (other than Liens on the Collateral) given to secure Indebtedness of the Company provided that the aggregate principal amount of such Indebtedness shall not at any time exceed, together with the Senior Indebtedness but not including in such calculation the Obligations, $125,000,000.

      7.02 Disposition of Assets. The Company shall not, and shall not suffer or permit any Subsidiary to, directly or indirectly, sell, assign, lease, convey, transfer or otherwise dispose of (whether in one or a series of transactions) any property (including accounts and notes receivable, with or without recourse) or enter into any agreement to do any of the foregoing, except:

            (a)   dispositions of inventory, or used,
worn-out or surplus equipment, all in the ordinary course of business;

            (b) the sale of equipment to the extent that such equipment is exchanged for credit against the purchase price of similar replacement equipment, or the proceeds of such sale are reasonably promptly applied to the purchase price of such replacement equipment;

            (c) dispositions of inventory or equipment by the Company or any Subsidiary to the Company or any Subsidiary pursuant to reasonable business requirements;

            (d)   dispositions not otherwise permitted
hereunder which are made for fair market value; provided, that (i) at the time of any disposition, no Event of Default shall exist or shall result from such disposition, (ii) 50% of the aggregate sales price from such disposition shall be paid in cash, and (iii) the aggregate value of all assets so sold by the Company and its Subsidiaries, together, shall not exceed in any fiscal year $5,000,000; and

            (e)   the sale or other disposition of the
capital stock or substantially all of the assets of Imperial
Adhesives, Inc., which is a Subsidiary of the Company.

      7.03 Consolidations and Mergers. The Company shall not, and shall not suffer or permit any Subsidiary to, merge, consolidate with or into, or convey, transfer, lease or otherwise dispose of (whether in one transaction or in a series of transactions substantially all of its assets
(whether now owned or hereafter acquired) to or in favor of any Person, except:

            (a) any Subsidiary may merge with the Company, provided that the Company shall be the continuing or surviving corporation, or with any one or more Subsidiaries, provided that if any transaction shall be between a Subsidiary and a Wholly-Owned Subsidiary, the Wholly-Owned Subsidiary shall be the continuing or surviving corporation;

            (b)   any Subsidiary may sell all or
substantially all of its assets (upon voluntary liquidation or otherwise), to the Company or another Wholly-Owned
Subsidiary;

            (c)   any sale or other disposition permitted
under Section 7.02; and

            (d)   any Acquisition or Investment permitted
under Section 7.04.

      7.04 Loans and Investments. The Company shall not purchase or acquire, or suffer or permit any Subsidiary to purchase or acquire, or make any commitment therefor, any capital stock, equity interest, or any obligations or other securities of, or any interest in, any Person, or make or commit to make any Acquisitions, or make or commit to make any advance, loan, extension of credit or capital contribution to or any other investment in, any Person including any Affiliate of the Company (together, "Investments"), except for:

            (a)   Investments held by the Company or
Subsidiary in the form of Cash Equivalents or short term marketable securities;

            (b)   extensions of credit in the nature of
accounts receivable or notes receivable arising from the sale or lease of goods or services in the ordinary course of business;

            (c) extensions of credit by the Company to any of its Wholly-Owned Subsidiaries or by any of its Wholly-Owned Subsidiaries to the Company or another of its Wholly-Owned Subsidiaries;

            (d)   Investments incurred in order to
consummate Acquisitions otherwise permitted herein, provided that (i) the Person or business so acquired (the "Acquiree") is primarily engaged in similar or related lines of business as those lines of business carried on by the Company and its Subsidiaries, (ii) after the consummation of the Acquisition the Company and its Subsidiaries continue to comply with the financial covenants set forth in Sections 7.14 through 7.17,
(iii) such Acquisitions are undertaken in accordance with all applicable Requirements of Law; and (iv) the prior, effective written consent or approval to such Acquisition of the board of directors or equivalent governing body of the Acquiree is obtained.

      7.05 Limitation on Indebtedness. The Company shall not, and shall not suffer or permit any Subsidiary to, create, incur, assume, suffer to exist, or otherwise become or remain directly or indirectly liable with respect to, any Indebtedness, except:

            (a)   Indebtedness incurred pursuant to this
Agreement;

            (b)   Indebtedness consisting of Contingent
Obligations permitted pursuant to Section 7.08;

            (c) Indebtedness existing on the Closing Date and set forth in Schedule 7.05 and any renewals and refinancings thereof;

            (d) the Senior Indebtedness and any renewals and refinancings thereof; and

            (e) additional Indebtedness, provided that at the time of incurrence thereof and after giving effect thereto and to the application of the proceeds thereof, the Company shall be in compliance with the financial covenant set forth in Section 7.15.

      7.06 Transactions with Affiliates. The Company shall not, and shall not suffer or permit any Subsidiary to, enter into any transaction with any Affiliate of the Company (other than the Company or any Wholly-Owned Subsidiary), except upon fair and reasonable terms no less favorable to the Company or such Subsidiary than would obtain in a comparable arm's-length transaction with a Person not an Affiliate of the Company or such Subsidiary.

      7.07  Use of Proceeds.   The Company shall not, and
shall not suffer or permit any Subsidiary to, use any portion of the Loan proceeds, directly or indirectly, (i) to purchase or carry Margin Stock except in accordance with Regulations G, T, U and X of the FRB, (ii) to repay or otherwise refinance indebtedness of the Company or others incurred to purchase or carry Margin Stock except in accordance with Regulations G, T, U and X of the FRB, or
(iii) to extend credit for the purpose of purchasing or carrying any Margin Stock except in accordance with Regulations G, T, U and X of the FRB.

      7.08 Contingent Obligations. The Company shall not, and shall not suffer or permit any Subsidiary to, create, incur, assume or suffer to exist any Contingent Obligations except:

            (a) endorsements for collection or deposit in the ordinary course of business;

            (b) Contingent Obligations of the Company and its Subsidiaries existing as of the Closing Date and listed in Schedule 7.08;

            (c)   Contingent Obligations with respect to
Surety Instruments incurred in the ordinary course of business and not exceeding at any time $1,000,000 in the aggregate in respect of the Company and its Subsidiaries together; and

            (d)   Contingent Obligations related to
Indebtedness incurred by the Company or any Subsidiary pursuant to Section 7.05.

      7.09 Joint Ventures. The Company shall not, and shall not suffer or permit any Subsidiary to enter into any Joint Venture, other than in the ordinary course of business or otherwise in connection with an Investment permitted under Section 7.04.

      7.10 Lease Obligations. The Company shall not, and shall not suffer or permit any Subsidiary to, create or suffer to exist any obligations for the payment of rent for any property under lease or agreement to lease, except for:

            (a) leases of the Company and of Subsidiaries in existence on the Closing Date and any renewal, extension or refinancing thereof;

            (b)   operating leases entered into by the
Company or any Subsidiary after the Closing Date in the ordinary course of business;

            (c) leases entered into by the Company or any Subsidiary after the Closing Date pursuant to sale-leaseback transactions permitted under subsection 7.02(d);

            (d) Capital Leases other than those permitted under clauses (a) and (c) of this Section, entered into by the Company or any Subsidiary after the Closing Date to finance the acquisition of equipment; provided that the aggregate annual rental payments for all such capital leases shall not exceed in any fiscal year $2,500,000.

      7.11 Restricted Payments. The Company shall not declare or make any dividend payment or other distribution of assets, properties, cash, rights, obligations or securities on account of any shares of any class of its capital stock, or purchase, redeem or otherwise acquire for value any shares of its capital stock or any warrants, rights or options to acquire such shares, now or hereafter outstanding, unless at the time thereof and after giving effect thereto the Company shall be in compliance with the financial covenant set forth in Section 7.17.

      7.12 ERISA. The Company shall not, and shall not suffer or permit any of its ERISA Affiliates to: (a) engage in a prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan which has resulted or could reasonably expected to result in liability of the Company in an aggregate amount in excess of $1,000,000 ; or (b) engage in a transaction that could be subject to Section 4069 or 4212(c) of ERISA.

      7.13  Capital Expenditures.  The Company and its
Subsidiaries shall not make or commit to make Capital
Expenditures in an amount greater than (a) $100 million in the aggregate during the first three Loan Years, (b) $25 million in the aggregate during the fourth Loan Year, and
(c) $25 million in the aggregate during the fifth Loan Year plus the difference between (i) $25 million, minus (ii) the amount of Capital Expenditures made or committed by the Company and its Subsidiaries in the aggregate during the fourth Loan Year.

      7.14 Debt to Cash Flow Ratio. The Company shall not, as of the last day of any fiscal quarter, permit its ratio of (i) Funded Debt minus Core Cash Balances, to (ii)
EBITDA for the four fiscal quarters ending on such date, to exceed 2.5 to 1.0.

      7.15 Interest Coverage Ratio. The Company shall not, as of the last day of any fiscal quarter, permit its ratio of (i) EBITDA, to (ii) Consolidated Net Interest Expense, for the four fiscal quarters ending on such date, to be less than 2.5 to 1.0.

      7.16 Working Capital Ratio. The Company shall not, as of the last day of any fiscal quarter, permit its ratio of (i) Total Cash Balances plus Accounts Receivable, to (ii) the aggregate outstanding principal balance of Revolving Loans plus the aggregate amount of Letter of Credit Outstandings, to be less than 1.25 to 1.0.

      7.17 Minimum Adjusted Net Worth. The Company shall not, as of the last day of any fiscal quarter, permit its Adjusted Net Worth to be less than the sum of (i) $200 million, plus (ii) an amount equal to 50% of the net income of the Company and its Subsidiaries as determined on a consolidated basis in accordance with GAAP for the four fiscal quarters ending on such date.

      7.18 Change in Business. The Company shall not, and shall not suffer or permit any Subsidiary to, engage in any material line of business substantially different from those lines of business carried on by the Company and its Subsidiaries on the date hereof.

      7.19 Accounting Changes. The Company shall not, and shall not suffer or permit any Subsidiary to, make any significant change in accounting treatment or reporting practices, except as required by GAAP, or change the fiscal year of the Company or of any Subsidiary.

ARTICLE VIII

EVENTS OF DEFAULT

      8.01 Event of Default. Any of the following shall constitute an "Event of Default":

            (a)   Non-Payment.  The Company fails to make,
(i) when and as required to be made herein, payments of any amount of principal of any Loan or any Reimbursement
Obligation, or (ii) within five (5) days after the same becomes due, payment of any interest, fee or any other amount payable hereunder or under any other Loan Document;
or

            (b)   Representation or Warranty.  Any
representation or warranty by the Company or any Subsidiary made or deemed made herein, in any other Loan Document, or which is contained in any certificate, document or financial or other statement by the Company, any Subsidiary, or any Responsible Officer,furnished at any time under this Agreement, or in or under any other Loan Document, is incorrect in any material respect on or as of the date made or deemed made; or

            (c) Specific Defaults. The Company fails to perform or observe any term, covenant or agreement contained in any of Section 6.01,6.02, 6.03 or 6.09 or in Article
VII (other than Sections 7.04, 7.06 and 7.08); or

            (d)   Other Defaults.  The Company or any
Subsidiary party thereto fails to perform or observe any other term or covenant contained in this Agreement or any other Loan Document, and such default shall continue unremedied for a period of 30 days after the earlier of (i) the date upon which a Responsible Officer knew or reasonably should have known of such failure or (ii)] the date upon which written notice thereof is given to the Company by the Agent or any Bank; or

            (e)   Cross-Default.  The Company or any
Subsidiary (A) fails to make any payment in respect of the Senior Indebtedness, or any Indebtedness or Contingent Obligation (including undrawn committed or available amounts and including amounts owing to all creditors under any combined or syndicated credit arrangement) which individually or in the aggregate exceeds $10,000,000 when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise), and such failure continues after the applicable grace or notice period, if any, specified in the relevant document on the date of such failure; or (B) fails to perform or observe any other condition or covenant, or any other event shall occur or condition exist, under any agreement or instrument relating to the Senior Indebtedness or any such other Indebtedness or Contingent Obligation which individually or in the aggregate exceeds $10,000,000, and such failure continues after the applicable grace or notice period, if any, specified in the relevant document on the date of such failure if the effect of such failure, event or condition is to cause, or to permit the holder or holders of the Senior Indebtedness or such other Indebtedness or beneficiary or beneficiaries of the Senior Indebtedness or such other Indebtedness (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause the Senior Indebtedness or such other Indebtedness to be declared to be due and payable prior to its stated maturity, or such Contingent Obligation to become payable or cash collateral in respect thereof to be demanded;

            (f) Insolvency; Voluntary Proceedings. The Company or any Subsidiary (i) ceases or fails to be solvent, or generally fails to pay, or admits in writing its inability to pay, its debts as they become due, subject to applicable grace periods, if any, whether at stated maturity or otherwise; (ii) voluntarily ceases to conduct its business in the ordinary course other than in connection with a sale permitted by Section 7.02; (iii) commences any Insolvency Proceeding with respect to itself; or (iv) takes any action to effectuate or authorize any of the foregoing; or

          (g)   Involuntary Proceedings.  (i)  Any
involuntary Insolvency Proceeding is commenced or filed against the Company or any Subsidiary, or any writ, judgment, warrant of attachment, execution or similar process, is issued or levied against a substantial part of the Company's or any Subsidiary's properties, and any such proceeding or petition shall not be dismissed, or such writ, judgment, warrant of attachment, execution or similar process shall not be released, vacated or fully bonded within 60 days after commencement, filing or levy; (ii) the Company or any Subsidiary admits the material allegations of a petition against it in any Insolvency Proceeding, or an order for relief (or similar order under non-U.S. law) is ordered in any Insolvency Proceeding; or (iii) the Company or any Subsidiary acquiesces in the appointment of a receiver, trustee, custodian, conservator, liquidator, mortgagee in possession (or agent therefor), or other similar Person for itself or a substantial portion of its property or business; or

            (h) ERISA. (i) An ERISA Event shall occur with respect to a Pension Plan or Multiemployer Plan which has resulted or could reasonably be expected to result in liability of the Company under Title IV of ERISA to the Pension Plan, Multiemployer Plan or the PBGC in an aggregate amount in excess of $1,000,000; or (ii) the aggregate amount of Unfunded Pension Liability among all Pension Plans at any time exceeds $1,000,000; or (iii) the Company or any ERISA Affiliate shall fail to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan in an aggregate amount in excess of $1,000,000 ; or

            (i)   Monetary Judgments.  One or more
non-interlocutory judgments, non-interlocutory orders, decrees or arbitration awards is entered against the Company or any Subsidiary involving in the aggregate a liability (to the extent not covered by independent third-party insurance as to which the insurer does not dispute coverage) as to any single or related series of transactions, incidents or conditions, of $1,000,000 or more, and the same shall remain unvacated and unstayed pending appeal for a period of 10 days after the entry thereof; or

            (j) Non-Monetary Judgments. Any non-monetary judgment, order or decree is entered against the Company or any Subsidiary which does or would reasonably be expected to have a Material Adverse Effect, and there shall be any period of 10 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; or

            (k)   Change of Control.  There occurs any
Change of Control; or

            (l)   Loss of Licenses.  Any Governmental
Authority revokes or fails to renew any material license, permit or franchise of the Company or any Subsidiary, or the Company or any Subsidiary for any reason loses any material license, permit or franchise, or the Company or any Subsidiary suffers the imposition of any restraining order, escrow, suspension or impound of funds in connection with any proceeding (judicial or administrative) with respect to any material license, permit or franchise the effect of which could reasonably result in a Material Adverse Effect; or

            (m)   Adverse Change.  There occurs a Material
Adverse Effect; or

            (n) Guarantor Defaults. The Guarantors fail in any material respect to perform or observe any term, covenant or agreement in the Guaranty; or the Guaranty is for any reason partially (including with respect to future advances) or wholly revoked or invalidated, or otherwise ceases to be in full force and effect, or the Guarantors or any other Person contests in any manner the validity or enforceability thereof or denies that it has any further liability or obligation thereunder; or any event described at subsections (f) or (g) of this Section occurs with respect to either Guarantor; or

            (o)   Collateral.

                  (i)   any provision of any Collateral
Document shall for any reason cease to be valid and binding on or enforceable against the Company or any Subsidiary party thereto or the Company or any Subsidiary shall so state in writing or bring an action to limit its obligations or liabilities thereunder; or

                  (ii)  any Collateral Document shall for
any reason (other than pursuant to the terms thereof) cease to create a valid security interest in the Collateral purported to be covered thereby or such security interest shall for any reason cease to be a perfected and first priority security interest subject only to Permitted Liens.

      8.02  Remedies.  If any Event of Default occurs, the
Agent shall, at the request of, or may, with the consent of, the Majority Banks,

            (a)   declare the commitment of each Bank to
make Loans to be terminated, whereupon such commitments shall be terminated;

            (b) declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Company;

            (c) terminate any Letter of Credit that may be terminated in accordance with its terms;

            (d) direct the Company to pay (and the Company agrees that upon receipt of such notice, or upon the occurrence of any Event of Default specified in paragraph
(f) or (g) of Section 8.01 above, it will pay) to the Agent such additional amount of cash, to be held as security by the Agent for the account of the Banks, as is equal to the aggregate Stated Amount of all Letters of Credit then outstanding; and

            (e) exercise on behalf of itself and the Banks all rights and remedies available to it and the Banks under the Loan Documents or applicable law; provided, however, that upon the occurrence of any event specified in subsection (f) or (g) of Section 8.01 (in the case of clause
(i) of subsection (g) upon the expiration of the 60-day period mentioned therein), the obligation of each Bank to make Loans shall automatically terminate and the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable without further act of the Agent or any Bank.

      8.03 Rights Not Exclusive. The rights provided for in this Agreement and the other Loan Documents are cumulative and are not exclusive of any other rights, powers, privileges or remedies provided by law or in equity, or under any other instrument, document or agreement now existing or hereafter arising.

      8.04 Certain Financial Covenant Defaults. In the event that, after taking into account any extraordinary charge to earnings taken or to be taken as of the end of any fiscal period of the Company (a "Charge"), and if solely by virtue of such Charge, there would exist an Event of Default due to the breach of any of Sections 7.14 through
7.17 of such fiscal period end date, such Event of Default shall be deemed to arise upon the earlier of (a) the date after such fiscal period end date on which the Company announces publicly it will take, is taking or has taken such Charge (including an announcement in the form of a statement in a report filed with the SEC) or, if such announcement is made prior to such fiscal period end date, the date that is such fiscal period end date, and (b) the date the Company delivers to the Agent its audited annual or unaudited quarterly financial statements in respect of such fiscal period reflecting such Charge as taken.


ARTICLE IX

THE AGENT

      9.01 Appointment and Authorization; "Agent". Each Bank hereby irrevocably (subject to Section 9.09) appoints, designates and authorizes the Agent to take such action on its behalf under the provisions of this Agreement and each other Loan Document and to exercise such powers and perform such duties as are expressly delegated to it by the terms of this Agreement or any other Loan Document, together with such powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary contained elsewhere in this Agreement or in any other Loan Document, the Agent shall not have any duties or responsibilities, except those expressly set forth herein, nor shall the Agent have or be deemed to have any fiduciary relationship with any Bank, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against the Agent. Without limiting the generality of the foregoing sentence, the use of the term "agent" in this Agreement with reference to the Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead, such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties.

      9.02 Delegation of Duties. The Agent may execute any of its duties under this Agreement or any other Loan Document by or through agents, employees or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties.
The Agent shall not be responsible for the negligence or misconduct of any agent or attorney-in-fact that it selects with reasonable care.

      9.03 Liability of Agent. None of the Agent-Related Persons shall (i) be liable for any action taken or omitted to be taken by any of them under or in connection with this Agreement or any other Loan Document or the transactions contemplated hereby (except for its own gross negligence or willful misconduct), or (ii) be responsible in any manner to any of the Banks for any recital, statement, representation or warranty made by the Company or any Subsidiary or Affiliate of the Company, or any officer thereof, contained in this Agreement or in any other Loan Document, or in any certificate, report, statement or other document referred to or provided for in, or received by the Agent under or in connection with, this Agreement or any other Loan Document, or for the value of or title to any Collateral, or the validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document, or for any failure of the Company or any other party to any Loan Document to perform its obligations hereunder or thereunder. No Agent-Related Person shall be under any obligation to any Bank to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the properties, books or records of the Company or any of the Company's Subsidiaries or Affiliates.

      9.04  Reliance by Agent.

            (a) The Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, resolution, notice, consent, certificate, affidavit, letter, telegram, facsimile, telex or telephone message, statement or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons, and upon advice and statements of legal counsel (including counsel to the Company), independent accountants and other experts selected by the Agent. The Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless it shall first receive such advice or concurrence of the Majority Banks as it deems appropriate and, if it so requests, it shall first be indemnified to its satisfaction by the Banks against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. The Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement or any other Loan Document in accordance with a request or consent of the Majority Banks and such request and any action taken or failure to act pursuant thereto shall be binding upon all of the Banks.

            (b)   For purposes of determining compliance
with the conditions specified in Section 4.01, each Bank that has executed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter either sent by the Agent to such Bank for consent, approval, acceptance or satisfaction, or required thereunder to be consented to or approved by or acceptable or satisfactory to the Bank.

      9.05 Notice of Default. The Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default, except with respect to defaults in the payment of principal, interest and fees required to be paid to the Agent for the account of the Banks, unless the Agent shall have received written notice from a Bank or the Company referring to this Agreement, describing such Default or Event of Default and stating that such notice is a "notice of default". The Agent will notify the Banks of its receipt of any such notice. The Agent shall take such action with respect to such Default or Event of Default as may be requested by the Majority Banks in accordance with
Article VIII; provided, however, that unless and until the Agent has received any such request, the Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable or in the best interest of the Banks.

      9.06 Credit Decision. Each Bank acknowledges that none of the Agent-Related Persons has made any representation or warranty to it, and that no act by the Agent hereinafter taken, including any review of the affairs of the Company and its Subsidiaries, shall be deemed to constitute any representation or warranty by any Agent-Related Person to any Bank. Each Bank represents to the Agent that it has, independently and without reliance upon any Agent-Related Person and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, prospects, operations, property, financial and other condition and creditworthiness of the Company and its Subsidiaries, the value of and title to any Collateral, and all applicable bank regulatory laws relating to the transactions contemplated hereby, and made its own decision to enter into this Agreement and to extend credit to the Company hereunder. Each Bank also represents that it will, independently and without reliance upon any Agent-Related Person and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and creditworthiness of the Company. Except for notices, reports and other documents expressly herein required to be furnished to the Banks by the Agent, the Agent shall not have any duty or responsibility to provide any Bank with any credit or other information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of the Company which may come into the possession of any of the Agent-Related Persons.

      9.07 Indemnification of Agent. Whether or not the transactions contemplated hereby are consummated, the Banks shall indemnify upon demand the Agent-Related Persons
(to the extent not reimbursed by or on behalf of the Company and without limiting the obligation of the Company to do
so), pro rata, from and against any and all Indemnified Liabilities; provided, however, that no Bank shall be liable for the payment to the Agent-Related Persons of any portion of such Indemnified Liabilities resulting solely from such Person's gross negligence or willful misconduct. Without limitation of the foregoing, each Bank shall reimburse the Agent upon demand for its ratable share of any costs or out-of-pocket expenses (including Attorney Costs) incurred by the Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement, any other Loan Document, or any document contemplated by or referred to herein, to the extent that the Agent is not reimbursed for such expenses by or on behalf of the Company. The undertaking in this Section shall survive the payment of all Obligations hereunder and the resignation or replacement of the Agent.

      9.08 Agent in Individual Capacity. BofA and its Affiliates may make loans to, issue letters of credit for the account of, accept deposits from, acquire equity interests in and generally engage in any kind of banking, trust, financial advisory, underwriting or other business with the Company and its Subsidiaries and Affiliates as though BofA were not the Agent hereunder and without notice to or consent of the Banks. The Banks acknowledge that, pursuant to such activities, BofA or its Affiliates may receive information regarding the Company or its Affiliates (including information that may be subject to confidentiality obligations in favor of the Company or such Subsidiary) and acknowledge that the Agent shall be under no obligation to provide such information to them. With respect to its Loans and the other Obligations, BofA shall have the same rights and powers under this Agreement as any other Bank and may exercise the same as though it were not the Agent, and the terms "Bank" and "Banks" include BofA in its individual capacity.

      9.09 Successor Agent. The Agent may, and at the request of the Majority Banks shall, resign as Agent upon 30 days' notice to the Banks. If the Agent resigns under this Agreement, the Majority Banks shall appoint from among the Banks a successor agent for the Banks; provided, however, that in the absence of a Default or an Event of Default, the Majority Banks shall obtain the consent of the Company to such appointment, which consent shall not be unreasonably withheld. If no successor agent is appointed prior to the effective date of the resignation of the Agent, the Agent may appoint, after consulting with the Banks and the Company, a successor agent from among the Banks; provided, however, that in the absence of a Default or an Event of Default, the Agent shall obtain the consent of the Company to such appointment, which consent shall not be unreasonably withheld. Upon the acceptance of its appointment as successor agent hereunder, such successor agent shall succeed to all the rights, powers and duties of the retiring Agent and the term "Agent" shall mean such successor agent and the retiring Agent's appointment, powers and duties as Agent shall be terminated. After any retiring Agent's resignation hereunder as Agent, the provisions of this
Article IX and Sections 10.04 and 10.05 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under this Agreement. If no successor agent has accepted appointment as Agent by the date which is 30 days following a retiring Agent's notice of resignation, the retiring Agent's resignation shall nevertheless thereupon become effective and the Banks shall perform all of the duties of the Agent hereunder until such time, if any, as the Majority Banks appoint a successor agent as provided for above.

      9.10  Withholding Tax.

            (a)   If any Bank is a "foreign corporation,
partnership or trust" within the meaning of the Code and such Bank claims exemption from, or a reduction of, U.S.
withholding tax under Sections 1441 or 1442 of the Code, such Bank agrees with and in favor of the Agent, to deliver to the Agent:

                  (i)   if such Bank claims an exemption
from, or a reduction of, withholding tax under a United
States tax treaty, two properly completed and executed copies of IRS Form 1001 before the payment of any interest in the first calendar year and before the payment of any interest in each third succeeding calendar year during which interest may be paid under this Agreement;

                  (ii)  if such Bank claims that interest
paid under this Agreement is exempt from United States withholding tax because it is effectively connected with a United States trade or business of such Bank, two properly completed and executed copies of IRS Form 4224 before the payment of any interest is due in the first taxable year of such Bank and in each succeeding taxable year of such Bank during which interest may be paid under this Agreement; and

                  (iii) such other form or forms as may be required under the Code or other laws of the United States as a condition to exemption from, or reduction of, United
States withholding tax.

         Such Bank agrees to promptly notify the Agent of any change in circumstances which would modify or render invalid any claimed exemption or reduction.

            (b)   If any Bank claims exemption from, or
reduction of, withholding tax under a United States tax treaty by providing IRS Form 1001 and such Bank sells, assigns,grants a participation in, or otherwise transfers all or part of the Obligations of the Company to such Bank, such Bank agrees to notify the Agent of the percentage amount in which it is no longer the beneficial owner of Obligations of the Company to such Bank. To the extent of such percentage amount, the Agent will treat such Bank's
IRS Form 1001 as no longer valid.

            (c) If any Bank claiming exemption from United States withholding tax by filing IRS Form 4224 with the Agent sells, assigns, grants a participation in, or otherwise transfers all or part of the Obligations of the Company to such Bank, such Bank agrees to undertake sole responsibility for complying with the withholding tax requirements imposed by Sections 1441 and 1442 of the Code.

            (d) If any Bank is entitled to a reduction in the applicable withholding tax, the Agent may withhold from any interest payment to such Bank an amount equivalent to the applicable withholding tax after taking into account such reduction. However, if the forms or other documentation required by subsection (a) of this Section are not delivered to the Agent, then the Agent may withhold from any interest payment to such Bank not providing such forms or other documentation an amount equivalent to the applicable withholding tax imposed by Sections 1441 and 1442 of the Code, without reduction.

            (e)   If the IRS or any other Governmental
Authority of the United States or other jurisdiction asserts a claim that the Agent did not properly withhold tax from amounts paid to or for the account of any Bank (because the appropriate form was not delivered or was not properly executed, or because such Bank failed to notify the Agent of a change in circumstances which rendered the exemption from, or reduction of, withholding tax ineffective, or for any other reason) such Bank shall indemnify the Agent fully for all amounts paid, directly or indirectly, by the Agent as tax or otherwise, including penalties and interest, and including any taxes imposed by any jurisdiction on the amounts payable to the Agent under this Section, together with all costs and expenses (including Attorney Costs).
The obligation of the Banks under this subsection shall survive the payment of all Obligations and the resignation or replacement of the Agent.

      9.11  Collateral Matters.

            (a) The Agent is authorized on behalf of all the Banks, without the necessity of any notice to or further consent from the Banks, from time to time to take any action with respect to any Collateral or the Collateral Documents which may be necessary to perfect and maintain perfected the security interest in and Liens upon the Collateral granted pursuant to the Collateral Documents.

            (b) The Banks irrevocably authorize the Agent, at its option and in its discretion, to release any Lien granted to or held by the Agent upon any Collateral (i) upon termination of the Commitments and payment in full of all Loans and all other Obligations known to the Agent and payable under this Agreement or any other Loan Document;
(ii) constituting property sold or to be sold or disposed of as part of or in connection with any disposition permitted hereunder; (iii) constituting property in which the Company or any Subsidiary owned no interest at the time the Lien was granted or at any time thereafter; (iv) constituting property leased to the Company or any Subsidiary under a lease which has expired or been terminated in a transaction permitted under this Agreement or is about to expire and which has not been, and is not intended by the Company or such Subsidiary to be, renewed or extended; (v) consisting of an instrument evidencing Indebtedness or other debt instrument, if the indebtedness evidenced thereby has been paid in full; or (vi) if approved, authorized or ratified in writing by the Majority Banks or all the Banks, as the case may be, as provided in subsection 10.01(f).
Upon request by the Agent at any time, the Banks will confirm in writing the Agent's authority to release particular types or items of Collateral pursuant to this subsection 9.11(b), provided that the absence of any such confirmation for whatever reason shall not affect the Agent's rights under this Section 9.11.

            (c) Each Bank agrees with and in favor of each other (which agreement shall not be for the benefit of the Company or any Subsidiary) that the Company's obligation to such Bank under this Agreement and the other Loan Documents is not and shall not be secured by any real property collateral now or hereafter acquired by such Bank.


ARTICLE X

MISCELLANEOUS

      10.01 Amendments and Waivers. No amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent with respect to any departure by the Company or any applicable Subsidiary therefrom, shall be effective unless the same shall be in writing and signed by the Majority Banks (or by the Agent at the written request of the Majority Banks) and the Company and acknowledged by the Agent, and then any such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no such waiver, amendment, or consent shall, unless in writing and signed by all the Banks and the Company and acknowledged by the Agent, do any of the following:

            (a) increase or extend the Commitment of any Bank (or reinstate any Commitment terminated pursuant to Section 8.02);

            (b) postpone or delay any date fixed by this Agreement or any other Loan Document for any payment of principal, interest, fees or other amounts due to the Banks (or any of them) hereunder or under any other Loan Document;

            (c)   reduce the principal of, or the rate of
interest specified herein on any Loan or Reimbursement
Obligation, or (subject to clause (ii) below) any fees or other amounts payable hereunder or under any other Loan
Document;

            (d) change the percentage of the Commitments or of the aggregate unpaid principal amount of the Loans which is required for the Banks or any of them to take any action hereunder; or

            (e)   amend this Section, or Section 2.14, or
any provision herein providing for consent or other action by all Banks; or

            (f) discharge any Guarantor, or release any portion of the Collateral having a book value in excess of $1,000,000 except as otherwise may be provided in the Collateral Document or except where the consent of the Majority Banks only is specifically provided for; and, provided further, that no amendment, waiver or consent shall, unless in writing and signed by the Agent in addition to the Majority Banks or all the Banks, as the case may be, affect the rights or duties of the Agent under this Agreement or any other Loan Document.

      10.02 Notices.

            (a)   All notices, requests, consents,
approvals, waivers and other communications shall be in writing (including, unless the context expressly otherwise provides, by facsimile transmission, provided that any matter transmitted by the Company by facsimile (i) shall be immediately confirmed by a telephone call to the recipient at the number specified on Schedule 10.02, and (ii) shall be followed promptly by delivery of a hard copy original thereof) and mailed, faxed or delivered, to the address or facsimile number specified for notices on Schedule 10.02; or, as directed to the Company or the Agent, to such other address as shall be designated by such party in a written notice to the other parties, and as directed to any other party, at such other address as shall be designated by such party in a written notice to the Company and the Agent.

            (b)   All such notices, requests and
communications shall, when transmitted by overnight delivery, or faxed, be effective when delivered for overnight (next-day) delivery, or transmitted in legible form by facsimile machine, respectively, or if mailed, upon the third Business Day after the date deposited into the U.S. mail, or if delivered, upon delivery; except that notices pursuant to Articles II or IX to the Agent shall not be effective until actually received by the Agent.

            (c) Any agreement of the Agent and the Banks herein to receive certain notices by telephone or facsimile is solely for the convenience and at the request of the Company. The Agent and the Banks shall be entitled to rely on the authority of any Person purporting to be a Person authorized by the Company to give such notice and the Agent and the Banks shall not have any liability to the Company or other Person on account of any action taken or not taken by the Agent or the Banks in reliance upon such telephonic or facsimile notice. The obligation of the Company to repay the Loans and the Letter of Credit Outstandings shall not be affected in any way or to any extent by any failure by the Agent and the Banks to receive written confirmation of any telephonic or facsimile notice or the receipt by the Agent and the Banks of a confirmation which is at variance with the terms understood by the Agent and the Banks to be contained in the telephonic or facsimile notice.

      10.03 No Waiver; Cumulative Remedies. No failure to exercise and no delay in exercising, on the part of the Agent or any Bank, any right, remedy, power or privilege hereunder, shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

      10.04 Costs and Expenses.  The Company shall:

            (a)   whether or not the transactions
contemplated hereby are consummated, pay or reimburse BofA (including in its capacity as Agent) within five Business Days after demand (subject to subsection 4.01(e)) for all costs and expenses incurred by BofA (including in its capacity as Agent) in connection with the development, preparation, delivery, administration and execution of, and any amendment, supplement, waiver or modification to (in each case, whether or not consummated), this Agreement, any Loan Document and any other documents prepared in connection herewith or therewith, and the consummation of the transactions contemplated hereby and thereby, including reasonable Attorney Costs incurred by BofA (including in its capacity as Agent) with respect thereto; and

            (b) pay or reimburse the Agent and each Bank within five Business Days after demand (subject to subsection 4.01(e)) for all costs and expenses (including
Attorney Costs) incurred by them in connection with the enforcement, attempted enforcement, or preservation of any rights or remedies under this Agreement or any other Loan
Document during the existence of an Event of Default or after acceleration of the Loans (including in connection with any "workout" or restructuring regarding the Loans and the Letters of Credit, and including in any Insolvency
Proceeding or appellate proceeding); and

            (c) pay or reimburse BofA (including in its capacity as Agent) within five Business Days after demand (subject to subsection 4.01(e)) for all reasonable appraisal (including the allocated cost of internal appraisal services), audit, environmental inspection and review (including the allocated cost of such internal services), search and filing costs, fees and expenses, incurred or sustained by BofA (including in its capacity as Agent) in connection with the matters referred to under subsections
(a) and (b) of this Section.

      10.05 Company Indemnification.

            (a)   Whether or not the transactions
contemplated hereby are consummated, the Company shall indemnify, defend and hold the Agent-Related Persons, and each Bank and each of its respective officers, directors, employees, counsel, agents and attorneys-in-fact
(each, an "Indemnified Person") harmless from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, charges, expenses and disbursements (including Attorney Costs) of any kind or nature whatsoever which may at any time (including at any time following repayment of the Loans and the other Obligations and the termination, resignation or replacement of the Agent or replacement of any Bank) be imposed on, incurred by or asserted against any such Person in any way relating to or arising out of this Agreement or any document contemplated by or referred to herein, or the transactions contemplated hereby, or any action taken or omitted by any such Person under or in connection with any of the foregoing, including with respect to any investigation, litigation or proceeding (including any Insolvency Proceeding or appellate proceeding) related to or arising out of this Agreement or the Obligations or the use of the proceeds thereof, whether or not any Indemnified Person is a party thereto (all the foregoing, collectively, the "Indemnified Liabilities"); provided, that the Company shall have no obligation hereunder to any Indemnified Person with respect to Indemnified Liabilities resulting solely from the gross negligence or willful misconduct of such Indemnified Person. The agreements in this Section shall survive payment of all of the Obligations.

            (b)   (i)   The Company shall indemnify, defend
and hold harmless each Indemnified Person, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, charges, expenses or disbursements (including Attorney Costs and the allocated cost of internal environmental audit or review services), which may be incurred by or asserted against such Indemnified Person in connection with or arising out of any pending or threatened investigation, litigation or proceeding, or any action taken by any Person, with respect to any Environmental Claim arising out of or related to any property owned, leased or used by the Company or its Subsidiaries. No action taken by legal counsel chosen by the Agent or any Bank in defending against any such investigation,litigation or proceeding or requested remedial, removal or response action shall vitiate or any way impair the Company's obligation and duty hereunder to indemnify and hold harmless the Agent and each Bank.

                  (ii)  In no event shall any site visit,
observation, or testing by the Agent or any Bank (or any contractee of the Agent or any Bank) be deemed a representation or warranty that Hazardous Materials are or are not present in, on, or under, the site, or that there has been or shall be compliance with any Environmental Law. Neither the Company nor any other Person is entitled to rely on any site visit, observation, or testing by the Agent or any Bank. Neither the Agent nor any Bank owes any duty of care to protect the Company or any other Person against, or to inform the Company or any other party of, any Hazardous Materials or any other adverse condition affecting any site or property. Neither the Agent nor any Bank shall be obligated to disclose to the Company or any other Person any report or findings made as a result of, or in connection with, any site visit, observation, or testing by the Agent or any Bank.

            (c)   The obligations in this Section shall
survive payment of all of the Obligations. At the election of any Indemnified Person, the Company shall defend such Indemnified Person using legal counsel satisfactory to such Indemnified Person in such Person's sole discretion, at the sole cost and expense of the Company. All amounts owing under this Section shall be paid within 30 days after demand.

      10.06 Marshalling; Payments Set Aside. Neither the Agent nor the Banks shall be under any obligation to marshall any assets in favor of the Company or any other Person or against or in payment of any or all of the Obligations. To the extent that the Company makes a payment to the Agent or the Banks, or the Agent or the Banks exercise their right of set-off, and such payment or the proceeds of such set-off or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Agent or such Bank in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any Insolvency Proceeding or otherwise, then (a) to the extent of such recovery the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such set-off had not occurred, and (b) each Bank severally agrees to pay to the Agent upon demand its pro rata share of any amount so recovered from or repaid by the Agent.

      10.07 Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, except that the Company may not assign or transfer any of its rights or obligations under this Agreement without the prior written consent of the Agent and each Bank.

      10.08 Assignments, Participations, etc.

            (a) Any Bank may, with the written consent of the Agent and, in the absence of a Default or an Event of Default, the Company, which consent shall not be unreasonably withheld, at any time assign and delegate to one or more Eligible Assignees (provided that no written consent of the Agent or the Company shall be required in connection with any assignment and delegation by a Bank to an Eligible Assignee that is an Affiliate of such Bank) (each an "Assignee") all, or any ratable part of all, of the Loans, the Commitments and the other rights and obligations of such Bank hereunder, in a minimum amount of $1,000,000; provided, however, that the Company and the Agent may continue to deal solely and directly with such Bank in connection with he interest so assigned to an Assignee until
(A) written notice of such assignment, together with payment instructions, addresses and related information with respect to the Assignee, shall have been given to the Company and the Agent by such Bank and the Assignee; (B) such Bank and its Assignee shall have delivered to the Company and the Agent an Assignment and Assumption in the form of Exhibit E ("Assignment and Assumption") together with any Note or Notes subject to such assignment and (C) the assignor Bank or Assignee has paid to the Agent a processing fee in the amount of 1% of the amount so assigned by such Bank to the Assignee.

            (b)   From and after the date that the Agent
notifies the assignor Bank that it has received and provided its consent with respect to an executed Assignment and Assumption and payment of the above-referenced processing fee, (i) the Assignee thereunder shall be a party hereto and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such Assignment and Assumption, shall have the rights and obligations of a Bank under the Loan Documents, and (ii) the assignor Bank shall, to the extent that rights and obligations hereunder and under the other Loan Documents have been assigned by it pursuant to such Assignment and Assumption, relinquish its rights and be released from its obligations under the Loan Documents.

            (c)   Within five Business Days after its
receipt of notice by the Agent that it has received an executed Assignment and Assumption and payment of the processing fee, the Company shall execute and deliver to the Agent, new Notes evidencing such Assignee's assigned Loans and Commitment and, if the assignor Bank has retained a portion of its Loans and its Commitment, replacement Notes in the principal amount of the Loans retained by the assignor Bank (such Notes to be in exchange for, but not in payment of, the Notes held by such Bank). Immediately upon each Assignee's making its processing fee payment under the Assignment and Assumption, this Agreement shall be deemed to be amended to the extent, but only to the extent, necessary to reflect the addition of the Assignee and the resulting adjustment of the Commitments arising therefrom. The Commitment allocated to each Assignee shall reduce such Commitments of the assigning Bank pro tanto.

            (d) Any Bank may at any time sell to one or more commercial banks or other Persons not Affiliates of the Company (a "Participant") participating interests in any Loans, the Commitment of that Bank and the other interests of that Bank (the "originating Bank") hereunder and under the other Loan Documents; provided, however, that (i) the originating Bank's obligations under this Agreement shall remain unchanged, (ii) the originating Bank shall remain solely responsible for the performance of such obligations,
(iii) the Company and the Agent shall continue to deal solely and directly with the originating Bank in connection with the originating Bank's rights and obligations under this Agreement and the other Loan Documents, and (iv) no Bank shall transfer or grant any participating interest under which the Participant has rights to approve any amendment to, or any consent or waiver with respect to, this Agreement or any other Loan Document, except to the extent such amendment, consent or waiver would require unanimous consent of the Banks as described in the first proviso to
Section 10.01. In the case of any such participation, the Participant shall not have any rights under this Agreement, or any of the other Loan Documents, and all amounts payable by the Company hereunder shall be determined as if such Bank had not sold such participation; except that, if amounts outstanding under this Agreement are due and unpaid, or shall have been declared or shall have become due and payable upon the occurrence of an Event of Default, each Participant shall be deemed to have the right of set-off in respect of its participating interest in amounts owing under this Agreement to the same extent as if the amount of its participating interest were owing directly to it as a Bank under this Agreement.

            (e)   Notwithstanding any other provision in
this Agreement, any Bank may at any time create a security interest in, or pledge, all or any portion of its rights under and interest in this Agreement and the Note held by it in favor of any Federal Reserve Bank in accordance with Regulation A of the FRB or U.S. Treasury Regulation 31 CFR 203.14, and such Federal Reserve Bank may enforce such pledge or security interest in any manner permitted under applicable law.

      10.09 Confidentiality. Each Bank agrees to take and to cause its Affiliates to take normal and reasonable precautions and exercise due care to maintain the confidentiality of all information identified as "confidential" or "secret" by the Company and provided to it by the Company or any Subsidiary, or by the Agent on the Company's or such Subsidiary's behalf, under this Agreement or any other Loan Document, and neither it nor any of its Affiliates shall use any such information other than in connection with or in enforcement of this Agreement and the other Loan Documents or in connection with other business now or hereafter existing or contemplated with the Company or any Subsidiary; except to the extent such information (i) was or becomes generally available to the public other than as a result of disclosure by the Bank, or (ii) was or becomes available on a non-confidential basis from a source other than the Company, provided that such source is not bound by a confidentiality agreement with the Company known to the Bank; provided, however, that any Bank may disclose such information (A) at the request or pursuant to any requirement of any Governmental Authority to which the Bank is subject or in connection with an examination of such Bank by any such authority; (B) pursuant to subpoena or other court process; (C) when required to do so in accordance with the provisions of any applicable Requirement of Law; (D) to the extent reasonably required in connection with any litigation or proceeding to which the Agent, any Bank or their respective Affiliates may be party; (E) to the extent reasonably required in connection with the exercise of any remedy hereunder or under any other Loan Document;
(F) to such Bank's independent auditors and other professional advisors; (G) with the Company's consent (in the absence of a Default or an Event of Default), to any Participant or Assignee, actual or potential, provided that such Person agrees in writing to keep such information confidential to the same extent required of the Banks hereunder; (H) as to any Bank or its Affiliate, as expressly permitted under the terms of any other document or agreement regarding confidentiality to which the Company or any Subsidiary is party or is deemed party with such Bank or such Affiliate; and (I) to its Affiliates.

      10.10 Set-off. In addition to any rights and remedies of the Banks provided by law, if an Event of Default exists or the Loans have been accelerated, each Bank is authorized at any time and from time to time, without prior notice to the Company, any such notice being waived by the Company to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held by, and other indebtedness at any time owing by, such Bank to or for the credit or the account of the Company against any and all Obligations owing to such Bank, now or hereafter existing, irrespective of whether or not the Agent or such Bank shall have made demand under this Agreement or any Loan Document and although such Obligations may be contingent or unmatured. Each Bank agrees promptly to notify the Company and the Agent after any such set-off and application made by such Bank; provided, however, that the failure to give such notice shall not affect the validity of such set-off and application.

      10.11 Automatic Debits of Fees. With respect to any commitment fee, agency fee, or other fee, or any other cost or expense (including Attorney Costs) due and payable to the Agent or BofA under the Loan Documents, the Company hereby irrevocably authorizes BofA to debit any deposit account of the Company with BofA in an amount such that the aggregate amount debited from all such deposit accounts does not exceed such fee or other cost or expense. If there are insufficient funds in such deposit accounts to cover the amount of the fee or other cost or expense then due, such debits will be reversed (in whole or in part, in BofA's sole discretion) and such amount not debited shall be deemed to be unpaid. No such debit under this Section shall be deemed a set-off.

      10.12 Notification of Addresses, Lending Offices, Etc. Each Bank shall notify the Agent in writing of any changes in the address to which notices to the Bank should be directed, of addresses of any Lending Office, of payment instructions in respect of all payments to be made to it hereunder and of such other administrative information as the Agent shall reasonably request.

      10.13 Counterparts. This Agreement may be executed in any number of separate counterparts, each of which, when so executed, shall be deemed an original, and all of said counterparts taken together shall be deemed to constitute but one and the same instrument.

      10.14 Severability.  The illegality or
unenforceability of any provision of this Agreement or any instrument or agreement required hereunder shall not in any way affect or impair the legality or enforceability of the remaining provisions of this Agreement or any instrument or agreement required hereunder.

      10.15 No Third Parties Benefited. This Agreement is made and entered into for the sole protection and legal benefit of the Company, the Banks, the Agent and the Agent-Related Persons, and their permitted successors and assigns, and no other Person shall be a direct or indirect legal beneficiary of, or have any direct or indirect cause of action or claim in connection with, this Agreement or any of the other Loan Documents.

      10.16 Governing Law and Jurisdiction.   (a)   THIS
AGREEMENT AND THE NOTES SHALL BE GOVERNED BY, AND CONSTRUED
IN ACCORDANCE WITH, THE LAW OF THE STATE OF ILLINOIS;
PROVIDED THAT THE AGENT AND THE BANKS SHALL RETAIN ALL
RIGHTS ARISING UNDER FEDERAL LAW.

            (b)   ANY LEGAL ACTION OR PROCEEDING WITH
RESPECT TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT MAY BE BROUGHT IN THE COURTS OF THE STATE OF ILLINOIS OR OF THE UNITED STATES FOR THE NORTHERN DISTRICT OF ILLINOIS, AND BY EXECUTION AND DELIVERY OF THIS AGREEMENT, EACH OF THE COMPANY, THE AGENT AND THE BANKS CONSENTS, FOR ITSELF AND IN RESPECT OF ITS PROPERTY, TO THE NON-EXCLUSIVE JURISDICTION OF THOSE COURTS. EACH OF THE COMPANY, THE AGENT AND THE BANKS IRREVOCABLY WAIVES ANY OBJECTION, INCLUDING ANY OBJECTION TO THE LAYING OF VENUE OR BASED ON THE GROUNDS
OF FORUM NON CONVENIENS, WHICH IT MAY NOW OR HEREAFTER HAVE TO THE BRINGING OF ANY ACTION OR PROCEEDING IN SUCH JURISDICTION IN RESPECT OF THIS AGREEMENT OR ANY DOCUMENT RELATED HERETO. THE COMPANY, THE AGENT AND THE BANKS EACH WAIVE PERSONAL SERVICE OF ANY SUMMONS, COMPLAINT OR OTHER PROCESS, WHICH MAY BE MADE BY ANY OTHER MEANS PERMITTED BY ILLINOIS LAW.

      10.17 Waiver of Jury Trial. THE COMPANY, THE BANKS AND THE AGENT EACH WAIVE THEIR RESPECTIVE RIGHTS TO A TRIAL BY JURY OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF OR RELATED TO THIS AGREEMENT, THE OTHER LOAN DOCUMENTS, OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY, IN ANY ACTION, PROCEEDING OR OTHER LITIGATION OF ANY TYPE BROUGHT BY ANY OF THE PARTIES AGAINST ANY OTHER PARTY OR ANY AGENT-RELATED PERSON, PARTICIPANT OR ASSIGNEE, WHETHER WITH RESPECT TO CONTRACT CLAIMS, TORT CLAIMS, OR OTHERWISE. THE COMPANY, THE BANKS AND THE AGENT EACH
AGREE THAT ANY SUCH CLAIM OR CAUSE OF ACTION SHALL BE TRIED BY A COURT TRIAL WITHOUT A JURY. WITHOUT LIMITING THE FOREGOING, THE PARTIES FURTHER AGREE THAT THEIR RESPECTIVE RIGHT TO A TRIAL BY JURY IS WAIVED BY OPERATION OF THIS SECTION AS TO ANY ACTION, COUNTERCLAIM OR OTHER PROCEEDING WHICH SEEKS, IN WHOLE OR IN PART, TO CHALLENGE THE VALIDITY OR ENFORCEABILITY OF THIS AGREEMENT OR THE OTHER LOAN DOCUMENTS OR ANY PROVISION HEREOF OR THEREOF. THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS.

      10.18 Entire Agreement. This Agreement, together with the other Loan Documents, embodies the entire agreement and understanding among the Company, the Banks and the Agent, and supersedes all prior or contemporaneous agreements and understandings of such Persons, verbal or written, relating to the subject matter hereof and thereof.

      IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered in Chicago, Illinois by their proper and duly authorized officers as of the day and year first above written.


NS GROUP, INC.


By: /s/John R. Parker

Title: Vice President and Treasurer


BANK OF AMERICA NATIONAL
TRUST AND SAVINGS ASSOCIATION,
as Agent



By: /s/Jay McKeown


Title: Assistant Vice President


BANK OF AMERICA NATIONAL
TRUST AND SAVINGS ASSOCIATION,
as a Bank


By: /s/Edmund H. Lester


Title: Senior Vice President




                                 SCHEDULE 2.01

                                   COMMITMENTS
                               AND PRO RATA SHARES



Bank Commitment Pro Rata Shares

Bank of America National Trust
and Savings Association

$50,000,000     100%

SCHEDULE 10.02


OFFSHORE AND DOMESTIC LENDING OFFICES
ADDRESSES FOR NOTICES



BANK OF AMERICA NATIONAL TRUST
AND SAVINGS ASSOCIATION,
  as Agent
Bank of America National Trust
and Savings Association
231 South LaSalle Street
Chicago, Illinois 60697
Attention:  Edmund H. Lester
            Telephone:  (312) 828-5969
            Facsimile:  (312) 974-2108

Agent's Payment Office:

Bank of America National Trust
and Savings Association
231 South LaSalle Street
Chicago, Illinois 60697
Attention:  Edmund H. Lester
            Telephone:  (312) 828-5969
            Facsimile:  (312) 974-2108


BANK OF AMERICA NATIONAL TRUST
AND SAVINGS ASSOCIATION,
  as a Bank

Domestic and Offshore Lending Office:

Bank of America National Trust
and Savings Association
231 South LaSalle Street
Chicago, Illinois 60697
Attention:  Edmund H. Lester
            Telephone:  (312) 828-5969
            Facsimile:  (312) 974-2108


Notices (other than Borrowing notices and Notices of Conversion/Continuation):
Bank of America National Trust
and Savings Association
231 South LaSalle Street
Chicago, Illinois 60697
Attention:  Edmund H. Lester
            Telephone:  (312) 828-5969
            Facsimile:  (312) 974-2108